As filed with the Securities and Exchange Commission on July 14, 2006

Registration No. 333-134586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC INTERNET LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of Singapore	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

89 Science Park Drive, # 01-07

The Rutherford, Singapore Science Park

Singapore, 118261

(65) 6872 0322

(Address, including zip code, and telephone number, including area code, of the Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue, New York, New York 10011, (212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Peepels, Esq. Jones Day 31st Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 2526-6895	Emad H. Khalil, Esq. Jones Day 30 Cecil Street, #29-01 Prudential Tower Singapore, 049712 (65) 6538-3939

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per unit(2)		Proposed maximum aggregate offering price(2)		Amount of registration fee(2)
Ordinary Shares, of S$2.00 per share	3,879,373	US$	8.23	US$	31,927,240	US$	3,416

(1)	This registration statement covers up to 3,879,373 ordinary shares that may be offered or sold by the selling shareholder identified in the accompanying prospectus from time to time and shall also cover any additional ordinary shares which become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of ordinary shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933. The calculation of the registration fee is based on US$8.23, which was the average of the high and low sale prices of the ordinary shares on the Nasdaq National Market on May 25, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholder is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2006

PROSPECTUS

3,879,373 Ordinary Shares

Pacific Internet Limited

The selling shareholder may from time to time offer and sell up to an aggregate of 3,879,373 of the Company’s ordinary shares, or Shares, outside Singapore, including in the United States. The Company is not selling any Shares under this prospectus and will not receive any of the proceeds from the sale of the Shares offered by the selling shareholder. Please see “Selling Shareholder” and “Plan of Distribution” in this prospectus for information about the selling shareholder and the manner of offering of the Shares.

The Company’s Shares are listed for trading on the Nasdaq National Market under the symbol “PCNTF.” On July 10, 2006 the last reported sale price of the Shares was US$9.07 per Share.

Investing in the Shares involves significant risks which are described in “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2006

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

About Pacific Internet Limited

We believe that we are a leading Internet communications service provider of data, voice and video Internet services with an established presence in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. We provide a comprehensive suite of Internet solutions to meet the varying needs of consumers and corporate customers, including wireless, broadband, leased-line, network integrated services digital network (“ISDN”) and dial-up Internet access services and value-added services such as global roaming, web hosting, anti-virus solutions, wireless access and voice services, among others. Through our subsidiary Safe2Travel Pte. Ltd., we also provide a broad range of travel services.

On May 12, 2006, MediaRing Ltd. (“MediaRing”) commenced a conditional cash offer (the “Offer”) to purchase all of our issued and outstanding Shares, other than those Shares already held by MediaRing as of the date of the Offer (the “Proposed Takeover”), at a price of US$8.25 per Share. On June 22, 2006, MediaRing announced an increase in the offer price from US$8.25 per Share to US$9.50 per Share (the “Revised Offer”). The Proposed Takeover was conditional upon MediaRing securing more than 50% of our outstanding Shares, as well as upon the satisfaction of certain other conditions. The Revised Offer expired at 5:00 pm, New York City time, on July 10, 2006. On July 11, 2006, MediaRing announced that approximately 29% of our issued and outstanding Shares, excluding those Shares already owned by MediaRing, had been tendered at the expiration of the Revised Offer and as such, the minimum tender condition of more than 50% of our outstanding Shares had not been satisfied. MediaRing has announced that all tendered Shares will be promptly returned to tendering shareholders. For additional information regarding the Proposed Takeover, see “Pacific Internet Limited—Recent Developments—Proposed Takeover by MediaRing” beginning on page 30 of this prospectus. For information regarding the risks associated with the Proposed Takeover, see “Risk Factors—Risks Related to Our Business—The Failure of MediaRing’s Proposed Takeover may cause a decline in the market price of our Shares” and “Risk Factors—Risks Related to Our Business—MediaRing’s Proposed Takeover has caused accelerated vesting of our outstanding options granted under the 1999 Plan and we have recorded additional compensation expense in 2006, which may cause our earnings in the second quarter of 2006 to be lower than in past quarters” beginning on page 3 of this prospectus.

Our principal executive office is located at 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261, and our telephone number at this location is (65) 6872-0322. Our website address is www.pacific.net.sg. Information contained on our website does not constitute a part of this prospectus.

The Offering

This prospectus covers sales of up to 3,879,373 Shares by the selling shareholder identified in this prospectus.

Shares offered by the selling shareholder	3,879,373 Shares

Offering price	To be determined at the time of sale by the selling shareholder.

Common shares outstanding prior to this offering as of June 30, 2006	13,549,262 Shares

Common shares owned by the selling shareholder following this offering if all shares are sold	None

Use of proceeds	All proceeds of this offering will be received by the selling shareholder for its own account.

Risk factors	You should read the section titled “Risk Factors” beginning on page 3, as well as other cautionary statements throughout this prospectus, before investing in our Shares.

Nasdaq National Market stock symbol	PCNTF

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents that are incorporated by reference into this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find Additional Information” before you invest in the Shares.

The terms “Pacific Internet,” the “Company,” “we,” “us,” and “our” as used in this prospectus refer to Pacific Internet Limited and its subsidiaries and associated companies, including Pacific Internet (Hong Kong) Ltd., Pacific Internet (Australia) Pty. Limited, Pacific Internet Services Pte. Ltd., Safe2Travel Pte. Ltd., Primeworld Digital Systems, Inc., Pacific Internet (Thailand) Limited, World Net & Services Co., Ltd., Pacific Internet India Private Limited, Pacific Internet (Malaysia) Sdn. Bhd., Pacific Internet Corporation Pte. Ltd., Pacfusion Ltd. and Travelfusion.com Limited, as a combined entity, unless the context requires otherwise.

Unless otherwise specified, all references in this prospectus to “U.S. dollars,” “dollars,” or “US$” are to the legal currency of the United States of America, all references to “Singapore dollars” or “S$” are to the legal currency of Singapore, all references to “A$” are to the legal currency of Australia, all references to “Philippine pesos” or “P” are to the legal currency of the Philippines, and all references to “RMB” are to the legal currency of the People’s Republic of China.

For convenience purposes only, this prospectus contains translations of Singapore dollars to U.S. dollars. Unless otherwise noted, all translations from Singapore dollars to U.S. dollars were made at the noon buying rate in New York City for cable transfers in Singapore dollars (the “Noon Buying Rate”) on May 15, 2006, which was US$1.00 = S$1.5825. We make no representation that the Singapore dollar amounts referred to in this prospectus could have been or could be converted to U.S. dollars at any particular rate or at all. On July 10, 2006, the Noon Buying Rate was US$1.00 = S$1.5744.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with this prospectus. You may obtain a copy of this information without charge, upon written or oral request at the following address and telephone number: 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261; telephone number (65) 6872 0322. In order to obtain timely delivery, you must request this information no later than 10 business days before the date you must make your investment decision.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. In particular, as we are a non-U.S. company, there are risks associated with investing in the Shares that are not typical with investments in shares of U.S. companies. If any of the following risks actually occurs, our business, financial condition and results of operations would likely suffer. In such case, the trading price of the Shares could decline, and you could lose all or part of your investment. The following risk factors are not exhaustive, and new factors may emerge or changes to the following factors may occur that could impact our business.

Risks Related to Our Business

The failure of MediaRing’s Proposed Takeover may cause a decline in the market price of our Shares.

The market price of our shares has experienced increased volatility pending the completion of the Proposed Takeover. On February 1, 2006, prior to the commencement of the Proposed Takeover, the closing price of our Shares was US$5.83. On July 10, 2006, the date of the expiration of the Revised Offer, the closing price of our Shares was US$9.07. The market price of our Shares may continue to experience volatility for a period of time following the expiration of the Revised Offer. The market price of our Shares may also decline as a result of the failure of the Proposed Takeover. For additional information concerning the Proposed Takeover, see the section titled “Pacific Internet Limited—Recent Developments” appearing elsewhere in this prospectus.

MediaRing’s Proposed Takeover has caused accelerated vesting of our outstanding options granted under the 1999 Plan and we have recorded additional compensation expense in 2006, which may cause our earnings in the second quarter of fiscal 2006 to be lower than in past quarters and cause a decline in the market price of the Shares.

As a result of MediaRing’s Proposed Takeover, all of the outstanding options granted pursuant to our 1999 Share Option Plan (the “1999 Plan”) have become fully vested and immediately exercisable. As of June 30, 2006, 855,154 options were issued and outstanding. Of these options, 214,707 options that previously had not yet become fully vested have become fully vested and immediately exercisable as of May 12, 2006 as a result of the Proposed Takeover, and we have recorded compensation expense in the amount of approximately S$870,000 (US$550,000) in 2006 due to the accelerated vesting of these options. As a result, our earnings in the second quarter of fiscal 2006 may be lower than our earnings in past quarters, which may cause a decline in the market price of the Shares.

In addition, in connection with the Proposed Takeover, we have incurred certain expenses including, but not limited to, legal, consulting and accountants’ fees which may have an adverse impact on our profitability in the second quarter of fiscal 2006, which may cause a decline in the market value of our Shares.

Vantage Corporation Limited owns a large percentage of the Shares and may have the ability to influence matters requiring shareholder approval.

As of June 30, 2006, Vantage Corporation Limited (“Vantage”) owned 28.63% of our outstanding Shares. As such, Vantage has significant influence over shareholder actions and may have the ability to indirectly control our company and to direct our affairs. After the effective date of this registration statement, Vantage may from time to time resell any or all of the Shares owned by it. See “Risks Related to the Shares—Future issuances or sales of Shares could significantly affect the trading prices of the Shares.” However, there can be no assurance that Vantage will sell any of these Shares, and following this offering, Vantage may continue to exercise control over our company.

If we are unable to compete effectively with existing or new competitors, we may lose market share or be forced to reduce prices.

Our industry is highly competitive. Our current and prospective competitors include many large and established companies that have greater financial, marketing, infrastructure and other resources than we do. Our key competitors in the Internet access business are primarily major telecommunications carriers or affiliates of major telecommunications carriers and Internet service providers (“ISPs”) in each of the countries in which we have operations. These competitors include, among others:

•	in Singapore: SingNet and StarHub Internet Pte. Ltd. (“StarHub”);

•	in Hong Kong: PCCW-HKT Networks Services Limited (“PCCW”), NTT Communications Limited (“HKNet”) and CITIC Pacific (“CPC Net”);

•	in the Philippines: Philippine Long Distance Telephone Company (“PLDT”), Tri-Isys Inc. and Globe Telecom Inc. (“Globe”);

•	in Australia: Telstra Corporation Limited (“Telstra”) and Optus Internet Pty Limited (“Optus”);

•	in India: Videsh Sanchar Nigam Ltd. (“VSNL”);

•	in Thailand: Internet Thailand Public Limited Company and Samart Corporation Public Limited Company; and

•	in Malaysia: TM Net Sdn. Bhd. (“TM Net”).

We are not affiliated with any major telecommunications carrier. However, several of our competitors or their affiliates are often also suppliers of upstream telecommunications services upon which our services are dependent. As such, we may be more vulnerable than our competitors to pricing pressures as well as any anti-competitive measures which may be undertaken by such suppliers.

We are significantly affected by the marketing and pricing decisions of our competitors. Increased competition in the industry has caused significant downward pricing pressure across all market segments. To the extent that potential and existing customers make decisions solely or primarily on price, we may be unable to compete effectively. We may also be forced to reduce prices to stay competitive with our competitors in order to keep existing customers or to attract new customers. If we are forced to reduce our prices, our profit margins will decrease. This may have a materially adverse impact on our financial condition and results of operations.

Any decline in our customer retention levels or our prices may adversely affect our revenues and profitability.

Our new customer acquisition costs are substantial relative to the monthly fees we charge to our customers. Accordingly, our long-term success largely depends on our retention of existing customers. While we continue to invest significant resources in our infrastructure and technical and customer support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help customer retention. Any significant loss of customers will substantially decrease our revenues and cause our business to suffer.

As a result of competitive pricing pressures in the market for Internet services, we have in the past reduced the prices we charge our Internet customers. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and such further price reductions could adversely effect our results of operations unless we can lower our costs commensurately with such price decreases.

We are dependent on third-party suppliers that are important to our business and the loss of, or disruption in, the services or products provided by third-parties may adversely affect our ability to provide our services to our customers.

We rely extensively on regional and local telecommunications carriers as well as other service companies in the countries in which we operate to provide data communications capacity across various mediums. We are subject to potential disruptions in the services provided by these third-party suppliers and may have no means of replacing these services on a timely basis, or at all, in the event of a disruption. Any disruption in the services provided by these third-party suppliers would result in a disruption of our services, which could cause our subscribers to switch to one of our competitors.

We are also dependent on suppliers of various hardware components that we use in providing our services. Although some of these components can be obtained from more than one source, if any supplier fails to supply components and products in a timely manner, and at the quantity and quality levels that we require, we may experience significant difficulty in providing services to our customers. In such instances, our brand name and reputation may be adversely affected.

In addition, our margins are highly sensitive to variations in prices for services and products we obtain from third parties. Our business could be harmed if these third-party suppliers increase the prices they charge us. There can be no assurance that our third-party suppliers will not enter into exclusive arrangements with our competitors or stop selling or leasing their services or products to us, or that they will continue to provide their services on commercially acceptable price terms, any of which could have a material adverse impact on our business and results of operations.

If we fail to keep pace with technological changes and evolving industry standards, our business and operating results may be adversely affected.

Our present and proposed products and services are designed for Internet users. The Internet industry is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, uncertain levels of demand and frequent new service and product introductions. The Internet industry is also subject to concerns about consistent quality of service, cost effectiveness, high-speed options, integration with existing business applications, security, confidentiality of sensitive data, reliability and ease of use.

Our future success depends in part on our ability to effectively exploit leading technologies and to continually enhance our in-house technical expertise in order to provide innovative and superior services to our customers. If we are unable to successfully exploit these technologies, our ability to introduce new products and services to the market in a timely manner may be compromised, and our competitive position may be weakened. Keeping up with technological advances will be expensive, and it is possible we will lack the necessary resources to do so.

We also face the risk that fundamental changes may occur in the delivery of Internet access services. Currently, Internet services are accessed primarily by computers and are delivered predominantly by telephone lines. In the future, Internet services may be more readily accessible by other mediums such as third generation mobile phones, or become deliverable predominantly through other means such as wireless transmission. We may need to develop new technology or modify our existing technology, either through internal development or externally through licensing arrangements or otherwise, to accommodate these developments. This may require substantial resources which may affect our results of operations and financial condition.

Our ability to compete will also depend upon the continued compatibility of our services with hardware and software offered by various vendors. It is unclear whether any Asia-Pacific or international industry standards will be established or whether we will be able to conform to these new standards in a timely and competitive manner. The introduction of new products or services to the market or any change in industry standards could affect the sale of our existing products or services. In addition, services or technologies developed by others could render our services or technology uncompetitive or obsolete. This could reduce our revenues and adversely affect our business, financial condition and results of operations. Failure to anticipate these prevailing standards could also have a material adverse effect on our business and results of operations.

If we are unable to expand, enhance and protect our network infrastructure and security systems, our business could be adversely affected.

Our success is highly dependent on our ability to develop, maintain and enhance the long-term reliability of our network. In order to cater to the needs of our customers and retain and grow our customer base, we must continually expand and improve our network infrastructure and associated security systems, which could require substantial financial, operational and management resources. In the event that we are unable to expand and enhance our network infrastructure and security systems on a timely basis to meet our customers’ changing requirements or to meet evolving industry standards, our results of operations and our competitive position may be adversely affected and our ability to grow may be limited.

We must protect our network infrastructure against fires, earthquakes, power losses, telecommunications failures, computer viruses, security breaches, and similar events. The occurrence of a natural disaster or other unanticipated problems at our network operations center may cause interruptions in the services we provide. Because we lease our lines from third-party telecommunications carriers, we are dependent upon these companies for physical repair and maintenance of the leased lines. The failure of our telecommunications providers to provide the data communications capacity we require or to repair or maintain the lines we lease could lead to interruptions in the services we provide. Not all the companies within our Group have comprehensive natural disaster and consequential business interruption insurance. Any damage or failure that causes interruptions in the service we provide could have a material adverse effect on our business, financial condition and results of operations.

Our network is subject to security risks and inappropriate use by Internet users which could interrupt our service and cause a decline in our profitability.

Despite the implementation of security measures, our network infrastructure is vulnerable to computer viruses, sabotage, break-ins, “cracking” or “hacking” and similar disruptive problems caused by subscribers or other Internet users. Computer viruses, inappropriate use and other problems caused by third parties could lead to interruptions in, delays to, or the termination of, the service we provide to our customers. Fixing problems caused by computer viruses, inappropriate uses or security breaches may also require interruptions, delays or termination of our services, which could result in lost revenues and disgruntled subscribers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or those of our subscribers. This may result in a loss of our subscribers or deter potential customers from subscribing to our services. Further, to the extent we store and transmit personal information of our customers such as credit card numbers, computer viruses or security breaches could damage our reputation and expose us to possible liability. We do not carry “errors and omissions” insurance or other insurance covering losses or liability caused by computer viruses or security breaches.

The nature of our business exposes us to potential liability for information disseminated through our network.

The laws relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks are evolving rapidly. Because users download and redistribute materials that are cached or replicated by us in connection with our Internet services, claims could be made against us for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials, including claims made under the censorship laws of Singapore. We could also be exposed to liability because of third-party content that may be accessible through our services, including links to websites which are maintained by our users or other third parties or which are posted directly to our website, and subsequently retrieved by a third party through our services. It is also possible that if any third-party content provided through our services contains errors, third parties who access such material could make claims against us for losses incurred in reliance on such information. It is impossible for us to determine who the potential rights holders may be with respect to all materials available through our services.

Although no such claims have been asserted against us to date, it is possible that Internet access providers, like us, could be held liable for the actions of their subscribers or other third parties regardless of whether they had knowledge of their actions. Any costs we incur in defending against asserted claims or pay to satisfy successful claims could materially adversely affect our business, financial condition and results of operations. Further, although we have attempted to limit our liability by the terms of our standard service agreement, it is unclear whether our efforts to do so would be successful in the event of any litigation or other claim against us. As the laws in this area develop, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to take measures to reduce our exposure to such liability. These measures may be expensive and may require the discontinuation of certain of our products or services, which could have a material adverse effect on our business and results of operations.

We may not be able to protect our proprietary rights and our business could be harmed if we infringe upon the proprietary rights of others.

We principally rely upon a combination of trademark and contractual rights to protect our proprietary technology and intellectual property. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology. Further, the laws of the countries in which we currently, or may in the future, operate may afford less protection to our proprietary technology and intellectual property than do the laws of the United States.

We may also from time to time license or use intellectual property and proprietary technology from third-party providers. To the extent possible, we seek assurance from such third-party providers that they have proper authority to use or license such proprietary rights. However, there can be no assurance that our use of these proprietary rights will not infringe upon the rights of others. Litigation by us to enforce our proprietary rights or defend against infringement claims made by others could result in substantial costs and diversion of management and personnel resources, regardless of whether such litigation results in a favorable outcome for us. This in turn could adversely affect our business, financial condition and results of operations.

We are involved in pending litigation that could have a material adverse impact on our business and results of operations.

On December 6, 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York (the “Court”) against our company and several of our former directors and officers as well as against the underwriters who handled Pacific Internet’s February 5, 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act and the Exchange Act and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of our securities in the aftermarket by selected investors at pre-determined prices. The complaint seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against our company. The amended complaint included allegations of price-manipulation in the IPO as well as our second offering conducted in May 1999, among other allegations.

The IPO Allocation Suit was consolidated before a single judge for case management purposes together with similar class action suits filed against approximately 300 other companies that went public between 1998 and 2001. On July 15, 2002, we and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On February 19, 2003, the Court denied the motion to dismiss as to all claims brought against our company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Exchange Act, which were subsequently dismissed.

On July 30, 2003, the Litigation Committee of our board of directors approved a memorandum of understanding (the “MOU”) reflecting a settlement in which we, the plaintiffs and other issuers (the “Settling Issuers,” and together with the plaintiffs, the “Settling Parties”) agreed that the plaintiffs would dismiss the case against the Settling Issuers with prejudice in return for the assignment by the Settling Issuers of claims that the Settling Issuers might have against the underwriters. No payment to the plaintiffs by us was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a stipulation and agreement of settlement (“Settlement”), which has been executed on our behalf. The Settling Parties presented settlement papers to the Court on June 14, 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on June 25, 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on July 14, 2004.

On February 15, 2005, the Court granted preliminary approval of the Settlement conditioned upon agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. Our Litigation Committee re-approved the Settlement with the proposed modifications that were outlined by the Court in its February 15, 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in district court: (i) preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing.

On August 31, 2005, the Court issued a preliminary order approving the modifications to the Settlement and certifying the settlement classes. The Court also set a deadline of January 15, 2006 for mailing of the class notice, publication of advertisements in various U.S. newspapers and for the class members to exclude themselves from the Settlement and to file objections or comments to the Settlement. On April 24, 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement, but did not issue a ruling. It is uncertain if and when the Court will issue a final ruling approving the proposed Settlement. Despite the Court’s preliminary approval of the Settlement, there can be no assurance that the Court will provide final approval of the Settlement.

As part of the Settlement, the Settling Issuers were required to assign to the plaintiffs certain claims they had against their underwriters (“Assigned Claims”). Pending the Court’s final approval of the Settlement, the Assigned Claims were conditionally assigned to a litigation trustee. Before the expiration of any relevant statutes of limitations, the litigation trustee filed lawsuits against the various issuers’ respective underwriters alleging the Assigned Claims. On February 24, 2006, the Court dismissed, with prejudice, the Assigned Claims brought by the litigation trustee against the underwriters on statute of limitations grounds. Because the Assigned Claims were part of the consideration contemplated under the Settlement, it is unclear how the Court’s February 24, 2006 decision will impact the Settlement and the Court’s final approval of it.

On April 24, 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement. However, the Court did not rule on the fairness of the Settlement at the hearing. It is uncertain when and if the Court will issue a ruling to provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants, and the litigation between those parties is proceeding and is currently in discovery. The parties are also in the midst of class certification issues. Due to the large number of cases consolidated into the IPO litigation, as a case management device, the Court ordered the plaintiffs and underwriters to select “focus cases” intended to present a representative sample of parties and issues from the approximately 300 consolidated cases. Six focus cases were chosen for the class certification stage. On October 13, 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants have appealed that decision to the United States Court of Appeals for the Second Circuit. That appeal has been fully briefed. On June 6, 2006, a panel of the Second Circuit heard oral arguments and took the matter under advisement. It is uncertain when the Court of Appeals will decide the appeal or how the Court will rule on the appeal.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the IPO Allocation Suit as a merits focus case. As a result, among other things, we have been, and will be, subject to discovery obligations to which non-focus case issuers are not. However, the selection of the IPO Allocation Suit as a focus case will not impact our ability to participate in the proposed Settlement.

We believe that we and the individual defendants have meritorious defenses to the claims made in the complaints and, if the Settlement is not approved by the Court, we intend to contest the lawsuit vigorously.

However, the litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, we cannot accurately predict the ultimate outcome of the lawsuit. An unfavorable outcome could have a material adverse effect on our business, financial condition and results of operation. In addition, we have in the past incurred significant legal expenses, and in the future may be forced to incur additional legal expenses which may be significant, in connection with the lawsuit which may have an adverse impact on our profitability.

From time to time we are or may be potentially involved in other litigation incidental to our business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on our business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

If we are unable to renew or maintain the licenses and approvals required to operate our business, or if we fail to comply with applicable regulations in the countries in which we operate, our business and operating results could be adversely affected.

We have been granted the following licenses and permits and are subject to the Internet-related regulatory policies and the licensing requirements of each of the countries in which we operate, including the following:

Singapore

On April 1, 2000, we were granted a facilities-based operator license (the “FBO License”) by the IDA, which supersedes the Internet access service provider license we previously held. On January 1, 2004, we transferred the FBO License to our wholly-owned subsidiary, Pacific Internet Corporation Pte. Ltd., with the approval of the IDA. With effect from January 1, 2004, we were granted a services-based operator license (“SBO License”) by the IDA. On July 12, 2004, our subsidiary Pacific Internet Services Pte. Ltd. (“PI Services”) Services was also awarded an SBO License by the IDA to provide international simple resale services. In May 2005, we secured wireless spectrum rights from the IDA, including a total of 30MHz of frequency spectrum in the 2.5GHz band, which is also one of the spectrum bands supported by the WiMax Forum, an industry-led, non-profit corporation formed to provide and certify the compatibility and interoperability of broadband wireless access products. These spectrum rights allow us to deploy wireless broadband and fixed wireless services nationwide in Singapore and will also allow us to compete with existing broadband technologies such as asymmetric digital subscriber line (“ADSL”) and cable broadband, and 3G services offered by mobile operators.

As licensees under the Telecommunications Act, Cap 323 (the “Act”), we are obliged to abide by the Act, the Code of Practice for Competition in the Provision of Telecommunication Services promulgated by the IDA effective March 4, 2005, and all other regulations, licenses or codes of practice promulgated by the IDA.

Hong Kong

We hold an ISP license issued by the Hong Kong Office of the Telecommunications Authority which must be renewed on an annual basis. In August 2004, we were also issued an annually renewable fixed carrier license for external telecommunication.

Our Hong Kong ISP is regulated by the Office of the Telecommunications Authority, which is the executive arm of the Telecommunications Authority, the statutory body responsible for regulating the telecommunications industry in Hong Kong. Our subsidiary Pacific Internet (Hong Kong) Ltd. (“PIHK”) is also subject to the provisions and regulations under the Telecommunications Ordinance, Cap.106

The Philippines

Our registration as an ISP in the Philippines is due for renewal on January 26, 2007. We also have a 25-year franchise to establish, operate and maintain basic and enhanced telecommunications services in the Philippines.

As an ISP in the Philippines, we are subject to Republic Act No. 7925, “An Act to Promote and Govern the Development of Philippines’ Telecommunications and the Delivery of Public Telecommunications Services (“PTA”). In addition, since we are considered a value-added service provider under the PTA, we are required to register our Philippine ISP with the National Telecommunications Commission (the “Philippine NTC”). Our registration with the Philippine NTC must be renewed prior to its expiration in January 2007.

On January 5, 2001, we were granted a 25-year franchise under Republic Act No. 8992 to construct, install, establish, maintain and operate telecommunications systems throughout the Philippines. This franchise includes the authority to engage in mobile, cellular and wired or wireless services, fiber optics, multi-channel distribution systems, local-multipoint distribution systems, satellite transmission and reception systems and other telecommunications systems and value-added services throughout the Philippines.

In December 2005, the Philippine NTC also granted us provisional authority to offer information and data communication network services in several cities and municipalities in the Philippines. This provisional authority is, among other things, subject to the availability of frequencies for such services and is valid for a period of 18 months.

Thailand

In Thailand, we are authorized to operate as a business, and are licensed as an ISP, by way of an agreement between our associated company World Net & Services Co., Ltd. and CAT Telecom Public Company Limited (“CAT”), which was formerly the Communications Authority of Thailand. This agreement expires on October 30, 2006.

In September 2005, we obtained a “Type 1” license from the National Telecommunications Commission, which was established in 2004 as the new independent regulator for the telecommunications industry and which has the sole power to grant licenses or vary existing licenses to operate telecommunications activities or IT services in Thailand. The Type 1 license is renewable on an annual basis.

India

We conduct our operations in India under a 15-year license issued by the Department of Telecommunications which expires in 2014. Our Indian ISP is subject to the provisions of the Indian Telegraph Act 1885, the Indian Wireless Telegraphy Act 1933, and the Telecom Regulatory Authority of India Act of 1997 as modified from time to time.

Malaysia

In Malaysia, we have been registered as an “applications service provider class” licensee with the Malaysian Communications and Multimedia Commission (“MCMC”) since December 13, 2001. This registration must be renewed annually. We have also applied for a “Network Service Provider (Individual)” license to operate as a network service provider, and the MCMC has accepted our application for consideration.

Our Malaysian ISP business is regulated by the MCMC and is subject to the Malaysian Communications and Multimedia Commission Act 1998.

Australia

Our ISP in Australia is subject to a range of statutory obligations, including those promulgated under the Telecommunications Act 1997 (Cth) and the Telecommunications (Consumer Protection and Service Standards) Act 1999.

While we believe that we will be able to renew the licenses, franchises, agreements or certificates necessary for our business, or to obtain other such licenses and permits as may be necessary for our business, there can be no assurance that they will be renewed or issued by the relevant authorities in the time frame anticipated by us, or at all. Failure by us to comply with the regulations to which we are subject, or to renew, comply with or perform any of the conditions of any required permit, franchise, license or approval, or any revocation or unfavorable amendment of the conditions of the same, may have a material adverse affect on our financial condition and results of operations.

We may not be able to effectively manage our growth which may cause our results of operation and financial condition to be adversely affected.

The growth of our business has placed, and may continue to place, a significant strain on our operational, administrative and financial resources and increased demands on our systems and controls. In order to manage our growth, we must implement additional operational and administrative systems, hire additional personnel and upgrade our networking, operating and financial control systems. To the extent that we are unable to effectively manage our growth, the quality and reliability of our service may decline and our relationships with our customers may be harmed, which may cause our results of operations and financial condition to be adversely affected.

If we fail to successfully integrate any resources we acquire through acquisitions, we may lose customers and our liquidity, capital resources and profitability may be adversely affected.

To develop the diversity of our service options and geographic coverage, we have in the past acquired the stock or assets of several companies and may as part of our long-term business strategy acquire other companies in the future. Acquisitions often involve a number of special risks, including the following:

•	we may experience difficulty integrating acquired operations and personnel;

•	we may be unable to retain acquired customers;

•	the acquisition may disrupt our ongoing business;

•	we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;

•	the businesses we acquire may fail to achieve the revenues and earnings we anticipate;

•	we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and

•	our resources may be diverted in asserting and defending our legal rights.

In addition, we may not be able to successfully overcome problems we may encounter in connection with future acquisitions as we have in the past. Future acquisitions could materially adversely affect our operating results by:

•	causing us to incur additional debt;

•	diverting the attention of our management from our ongoing operations;

•	increasing amortization expenses related to goodwill and other intangible assets; and

•	diluting the ownership interests of our shareholders.

The occurrence of any of these factors could have a material adverse effect on our business, financial position and operating results.

If we are unable to retain key personnel, our growth potential and operating results may be adversely affected.

We are dependent on the continued services of our senior management team and key personnel. The loss of services of one or more members of our senior management team or key personnel could have a material adverse effect on our growth potential and operating results. We do not maintain key person life insurance on any of our personnel. Our future success is also dependent in part on our ability to attract and retain additional high caliber personnel. Competition for such personnel is intense. These can be no assurance that we will be successful in attracting or retaining the personnel we require. If we fail to attract, hire, or retain the necessary personnel, or if we lose the services of any member of our senior management team or key personnel, our business could be adversely affected.

Fluctuations in foreign currency exchange rates may materially and adversely affect our operating results.

A significant portion of our revenues are received in Singapore dollars. We also collect a substantial potion of our revenue in Hong Kong dollars, Australian dollars, Philippine pesos, Malaysian ringgit, Thai baht and Indian rupees. Certain of our international transmission capacity charges, and from time to time purchase orders for equipment, may be denominated in U.S. dollars. Our revenues and expenses are translated to Singapore dollars as our reporting currency. As a result, any significant fluctuation in these currencies relative to the Singapore dollar could adversely affect the value of our accounts receivable or accounts payable and could have a material adverse effect on our results of operations. We do not use any hedging instruments to protect against fluctuations in foreign currency exchange rates. Our financial position or results of operations may be adversely impacted in the future due to fluctuations in exchange rates or economic turmoil in the markets where we conduct business.

Compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new regulations set forth by the Securities and Exchange Commission (“SEC”) and Nasdaq rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Risks Related to Our Financial Condition

Our recent financial and business results may not be representative of what they may be in the future.

We have continued to maintain profitability since 2002. For the fiscal year ended December 31, 2005, we had net income in the amount of S$10.8 million (US$6.5 million). However, our recent financial results may not be representative of what they may be in the future. A number of factors may affect our future profitability, including, but not limited to, the following:

•	significant price competition in the markets in which we operate;

•	increased expenses resulting from the lease of additional network capacity;

•	any deterioration or lack of improvement in the economies of the Asia-Pacific region; and

•	losses which we may be required to recognize under applicable accounting standards, particularly Statement of Financial Accounting Standards (“SFAS”) 142—Goodwill and Other Intangible Assets, if the book value of our goodwill exceeds its fair value.

There can be no assurance that we will be able to maintain profitability in the future.

Our quarterly results have fluctuated in the past and may not be indicative of future results.

Our quarterly results depend on many factors, including internal operational and strategic factors as well as external economic and market factors, that may affect our revenues, expenses and cash flows. Our quarterly results have fluctuated in the past and are likely to fluctuate in the future. Our past quarterly results are also not reliable indicators of our future quarterly results. Due to the various factors that may affect our operating results there can be no assurance that our future results will meet or exceed past results. It is possible that our future quarterly operating results or growth rate will from time to time be below the expectations of market analysts and investors, which may adversely affect the trading price of the Shares.

Our cash flows may be insufficient to fund our operating expenses and we may be unable to obtain financing to fund our operations in the future.

We believe that our existing cash and cash equivalents, existing credit facilities and anticipated cash flows from operations will be adequate to satisfy our operating and capital requirements for the next twelve months. However, our capital requirements depend on numerous factors, including the rate of market acceptance of our services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our marketing and sales organization, information systems and research and development activities, and the availability of hardware and software provided by third-party vendors, among other factors. The timing and amount of our capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. However, there can be no assurance that funding will be available to us on a timely basis or at all, or on terms acceptable to us. Any inability to raise funds as needed may prevent us from implementing plans or may require us to modify or abandon some or all of our plans, reduce our scale of operations and/or our anticipated expansion, any of which could have a material adverse impact on our business and results of operations.

Our operating results and growth potential may be adversely affected by regional and worldwide social, political and economic conditions.

We have business operations in Singapore, Hong Kong, the Philippines, Australia, Malaysia, Thailand and India and our operating results and growth potential depend in part on the political, economic, regulatory and social conditions in these markets. In particular, our business could be materially and adversely affected by the following factors:

•	changes in regulations relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition;

•	economic instability, such as fluctuations in foreign currency exchange rates and interest rates;

•	incidents such as terrorist attacks which may adversely effect regional and global economies, resulting in a general loss of consumer confidence; and

•	the outbreak of highly infectious or communicable diseases such as severe acute respiratory syndrome (“SARS”) or the avian flu.

Political instability, changes in the regulatory environment or any economic decline or deterioration in the economics of the markets in which we operate could have a material adverse impact on our business, financial condition or results of operations.

Risks Related to our Jurisdiction of Incorporation.

Certain anti-takeover provisions under the Singapore Securities and Futures Act (Chapter 289) and the Singapore Code on Take-overs and Mergers may delay, deter or prevent a future takeover or change of control of our company, which may adversely affect the price of our Shares.

Certain provisions of the Singapore Securities and Futures Act (Chapter 289) and the Singapore Code on Take-overs and Mergers (the “Take-over Code”) on mandatory offers may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring, whether by a series of transactions over a period of time or not, Shares (taken together with Shares held or acquired by persons acting in concert with him) carrying 30% or more of voting rights in our company must extend a takeover offer for the remaining voting Shares. A person holding between 30% and 50% of voting rights in our company (either on his own or together with parties acting in concert with him) must also make a mandatory takeover offer if that person, or any person acting in concert with him, acquires additional shares carrying more than 1% of voting rights in our company in any six-month period. The takeover offer required must comply with the rules for mandatory offers under the Take-over Code. These provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company. Such provisions could limit the price that investors may be willing to pay for the Shares.

Our public shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States.

Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of management and the members of our board of directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. For example, controlling shareholders of U.S. corporations have fiduciary duties to minority shareholders while controlling shareholders in Singapore corporations are not subject to such fiduciary duties. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by a controlling shareholder of the Company than they would as shareholders of a corporation incorporated in the United States.

It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates.

We are a limited liability company incorporated under the laws of Singapore. The majority of our directors and our senior management reside outside the United States. In addition, a majority of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States (such as Singapore), it may be difficult for shareholders to enforce liabilities based upon United States securities laws. Furthermore, there is doubt that Singapore courts would enter judgment in original actions brought in Singapore courts predicated on United States securities laws.

Risks Related to the Shares

The market price of the Shares has been and may continue to be volatile.

The market price of the Shares has been and may continue to be highly volatile. Consequently, the current market price of the Shares may not be indicative of value. We believe that a variety of factors could cause the price of the Shares to fluctuate, including:

•	quarterly fluctuations in our actual or anticipated operating results;

•	changes in our financial estimates and recommendations by securities analysts;

•	announcements of new services or pricing options by us or our competitors;

•	the operating and share price performance of other companies that investors deem comparable to our business;

•	news reports or rumors relating to trends in our industry or significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors; and

•	changes in the regulatory environment related to our industry and in the countries in which we operate.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the Shares, regardless of the performance of our business.

Future issuances or sales of Shares could significantly affect the trading prices of the Shares.

Future issuances of Shares or the disposal of Shares by any major shareholder, or the perception that such issuance or sales may occur, may significantly affect the trading price of the Shares and may be dilutive to shareholders. As of June 30, 2006, we had outstanding options pursuant to which an aggregate of 855,154 Shares may be issued upon exercise thereof. The issuance of any additional Shares, whether upon the exercise of derivative securities, including options, in connection with a financing or otherwise, could dilute the proportionate ownership and voting power of existing shareholders. In addition, any perception by investors that such issuances may occur may significantly affect the trading price of the Shares.

Following the effectiveness of this registration statement, Vantage will be able to freely sell without further restriction up to 3,879,373 Shares owned by it. Concern regarding the sale of these Shares may cause the market price of our Shares to decrease. Any divestment of Shares owned by our other major shareholders could also be dilutive to shareholders and could affect the market price of the Shares, as well as our business and operations.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell their Shares.

We do not intend to pay dividends in the future.

We have never paid any cash dividends on the Shares. We currently intend to retain all future earnings, if any, for business use and do not expect to pay any dividends in the foreseeable future.

You may be subject to taxation under the laws of Singapore.

Prospective purchasers of the Shares are advised to consult their own tax advisors concerning the overall tax consequences of the acquisition, ownership or disposition of the Shares. Certain differences may exist between the tax laws of Singapore and the United States. See the section titled “Taxation—Singapore Tax Considerations” appearing elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements relate to, among other things, expansion plans, expected future results of operations, capital expenditures, integration of acquired businesses, other possible acquisitions, cost reduction efforts, cash flow and operating improvements, and are often, though not always, indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “outlook,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” and similar words or phrases. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements:

•	general business and economic conditions in the Asia-Pacific region, including the rate of inflation;

•	continued growth of the Internet and expanded uses of the Internet to provide telephony and other services;

•	population, exchange rate fluctuation and employment and job growth in the Asia-Pacific region;

•	pricing pressures and strategies, and other competitive factors;

•	results of our programs to increase revenues and control costs;

•	results of our programs to improve capital management;

•	our ability to integrate any companies we acquire and achieve operating improvements at those companies;

•	increases in labor costs;

•	opportunities or acquisitions that we pursue; and

•	the availability and terms of financing.

Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

In addition, other factors that could cause results to differ materially from those estimated by the forward-looking statements contained in this prospectus include, but are not limited to, general economic and political conditions in Singapore, Southeast Asia, the Asia-Pacific region and other countries which have an impact on our business activities, changes in Singaporean and foreign laws, regulations and taxes, changes in competition and other factors beyond our control, including the factors described in the section titled “Risk Factors” appearing elsewhere in this prospectus.

PACIFIC INTERNET LIMITED

Organization

We were incorporated in the Republic of Singapore on March 28, 1995 as Sembawang Media Pte Ltd, and changed our name to Pacific Internet Pte Ltd on March 17, 1998. On February 5, 1999, we successfully completed our initial public offering and our outstanding common shares were listed for trading on the Nasdaq National Market. Our registered office and principal place of business is located at 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261. Our telephone number is (65) 6872-0322. Our agent for service of process is CT Corporation System, whose address is 1633 Broadway, New York, New York 10019, and whose telephone number is (212) 245-4107.

The following chart illustrates key elements of our corporate structure as of June 30, 2006:

Overview

Since commencing commercial operations in Singapore in 1995, we have grown both organically and through acquisitions to become a leading Internet communications service provider of data, voice and video Internet services with an established presence in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. We have developed a successful business model based on our understanding of the business requirements of the Asia-Pacific region and have been both aggressive and innovative in our strategy to market a wide range of Internet access alternatives and Internet services to consumers and corporate customers.

We have achieved profitability for sixteen consecutive quarters since 2002, and we continue to focus on growing our higher-margin corporate and regional businesses, as well as improving our operational efficiencies.

While most telecommunications companies and ISPs concentrate on serving domestic markets, we continue to harvest and grow our regional corporate customer base and up-sell value-added services to these customers. Our direct presence in seven countries, coupled with our extensive peering and international partnerships, make us an attractive and reliable one-stop ISP for multinational corporations and regional small-and-medium businesses.

Over the years, we have built a network infrastructure that enables us to target major cities that have high demand and growth potential for telecommunications services. To retain existing customers and to gain new customers, we intend to continue to enhance our network quality and customer service, strengthen our sales efforts through further customer segmentation and broaden our sales channels. We also intend to develop and roll out more value-added services. In 2005, we experienced strong revenue growth in our value-added services segment, which increased by 38.1% from 2004. This increase in revenue was primarily due to revenues generated by voice services provided by T3 Communications Partners Pty Ltd, which we acquired in October 2005. Other value-added services revenue included revenue generated from our global roaming, web hosting, anti-virus solutions and wireless access services. In 2005, value-added services revenue represented 14.9% of our total revenue, compared to 10.8% in 2004.

Broadband continues to be the preferred mode to access the Internet in the mature markets of Singapore and Hong Kong, where users are migrating from dial-up to high-speed Internet access in both consumer and corporate segments. Revenues derived from broadband services constituted 49.7% of our total revenue in 2005, which comprised our single largest revenue source. In 2005, our subscriber base grew by 8% over the previous year.

We plan to continue to execute strategies in our broadband, corporate and regional businesses to drive further growth. At the same time, we will seek new international partnership opportunities to expand our coverage in the Asia-Pacific region and leverage the respective expertise and technologies of these partners to strengthen our service offerings.

Strengths and Strategy

In terms of geographic presence, we are the largest Internet communications service provider, which is independent from any telecommunications service provider, in the Asia-Pacific region. We believe our core competitive strengths include the following:

•	a strong brand name;

•	a broad geographic presence with direct operations in seven markets in Asia;

•	a solid penetration and knowledge of small- and medium-sized enterprises (“SMEs”) as a key customer segment;

•	a strong management team;

•	a sound financial discipline and solid financial resources.

We believe our sixteen consecutive quarters of profitability to date are a testament to our competitive strengths.

Our strategic plan is to transform our Group over the next five years into an IP-based communications and solutions provider, which we aim to accomplish by (i) expanding our geographic reach into previously underserved markets through a combination of acquisitions, joint ventures, partnerships and alliances; (ii) capitalizing on the anticipated growing importance of various broadband Internet technologies and exploiting “disruptive” technologies, in particular, wireless broadband; and (iii) broadening our range of service offerings to grow our revenue.

Expanding Geographic Footprint

We currently have direct operations in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. Our objective is to expand our geographic presence by leveraging our expertise to enter previously underserved markets and to capitalize on the growing communications demands of SMEs that are expanding their operations across the Asia-Pacific region.

Internet revenue in the Asia Pacific region is expected to grow to US$45.7 billion by 2008, according to Frost & Sullivan’s 2005 Telecom Services Research Report. Frost & Sullivan also predicts that the Internet subscriber base in the Asia Pacific region will grow at a compound annual growth rate of 20.2% over the same period. However, the average Internet penetration rate across the Asia Pacific region is less than 10% of the total population, according to Internet usage and population statistics as of December 31, 2005 published by World Stats. China, Indonesia and India, for example, have penetration rates of 8.5%, 8.1% and 4.5%, respectively, according to World Stats.

The markets that we intend to focus on include China, Indonesia and India, among others. Our expansion strategy in each market will be influenced by local competitive and regulatory factors. For example, we intend to expand our presence into the Chinese market via strategic alliances with provincial ISPs. In January 2006, we entered into a cooperation agreement with Zhong Ren Telecom for the formation of an equity joint venture to market integrated IP communication applications in southern China. We also intend to expand into North America, primarily to ensure that we have the reach to service Asia-Pacific SMEs in this market.

We continue to explore various merger and acquisition opportunities to increase our overall geographic footprint. Through this expansion strategy, we intend to grow the size of our corporate customer base over the next five years.

Exploiting Wireless Broadband

We intend to capitalize on the increasing wireless broadband usage among our customers in all countries in which we operate. In appropriate markets, we intend to build our own wireless broadband network.

We believe new wireless broadband technologies are poised to disrupt the info-communications landscape. Wireless broadband is a more cost-effective alternative to dedicated wireline connections to offices. In addition, wireless broadband offers the potential for truly mobile access to data, voice and video applications at broadband speed. Business applications supporting a mobile sales force, field maintenance, security and marketing, among other things, can benefit from the mobile capabilities that wireless broadband enables.

In Singapore, we have secured a large number of channels in the 2.5GHz frequency band (30 MHz) to provide wireless broadband services. We have successfully carried out a fixed wireless broadband trial and will begin a pilot program later in 2006. We intend to roll out wireless broadband networks in at least five markets over the next few years, although the exact timing and market choice will be driven by factors such as the availability of appropriate spectrum and market dynamics.

On April 24, 2006, we announced the signing of a memorandum of understanding with Intel Technology Asia Pte Ltd to work towards achieving Singapore’s first mobile wireless infrastructure based on the worldwide interoperability for microwave access (“WiMax”) standard. We aim to extend this collaboration with Intel across the region so as to advance widespread wireless adoption.

Increasing Value-Added Services to Exploit IP Platform

In 2005, we earned 14.9% of our revenue from value-added services, with the majority of our revenue derived from Internet access charges we collected from our customers. By growing our value-added services, we seek to strengthen our customer relationships as well as to increase our revenues per customer. We aim to develop our value-added services such that they will contribute more than one quarter of our overall revenue by 2006.

We will continue to target IP-based value-added services such as Voice-over Internet Protocol (“VoIP”), including hosted VoIP PBX services for SMEs; managed security (including anti-spam and anti-virus services, and firewalls); applications hosting; and web hosting. Independent market research we have commissioned indicates that these services rank high among the areas in which SMEs are most likely to be investing over the next few years.

We have entered into a number of partnerships and acquisitions which we believe will strengthen our capabilities in providing value-added services. These include our acquisition of T3 Communication Partners Pty Ltd, an Australian company that provides fixed line telephony services to SMEs, in October 2005; a partnership with Cisco Systems Inc. to offer Australia’s first managed, end-to-end IP connectivity and security services for SMEs, which we entered into in August 2005; and an agreement with Skype Communications (“Skype”) to provide Skype-based VoIP services in Singapore, which we entered into in November 2005. In addition, in March 2006, we entered into an agreement with PCCW in Hong Kong to link our networks with those of PCCW, thus offering virtual regional network value-added services to our customers and doubling the availability of network services to 14 markets.

Our long term goal is to achieve the competitive edge which would result from the ability to replicate value-added services across all countries in which we operate, which we believe would create a multiplier effect for each value-added service we provide and accelerate our revenue growth.

Services

We provide a comprehensive suite of Internet solutions to meet the varying needs of consumers and corporate customers of every size, from small office and home offices, start-ups and SMEs to regional and multinational corporations operating in multiple locations. We believe our geographic reach uniquely positions us to provide a one-stop service for regional connectivity across the seven countries in which we operate as well as in other parts of the world through our partnerships and strategic alliances. We have been both aggressive and innovative in our strategy to market to customers a wide range of Internet-access alternatives and Internet services, which include the following:

Major Internet Access Services and Products

We offer a suite of Internet access services, including:

•	Wireless broadband @ work: Targeted at small offices and home offices, SMEs and companies wanting to have a wireless high speed setup in the office, which offers greater flexibility and mobility within the office environment;

•	Wireless broadband @ home: Targeted at homeowners who prefer a simple and hassle-free connection providing mobility and flexibility in the home environment;

•	Consumer broadband and Corporate broadband: Up to 6.5Mbps broadband connectivity for consumers and up to 1.5 Mbps for corporate business users under time-based, or volume-based packages, or unlimited access;

•	Leased line access: Twenty-four hour high-speed dedicated Internet access to carry data traffic at a speed from 64 Kbps up to a 2Mbps Internet connection;

•	Network ISDN access: High-speed dial-up Internet connection at a speed of 64Kbps & 128Kbps, offered to the corporate market; and

•	Dial-up access: Internet access for consumers and small corporate customers using modems to dial into our ISP Dial-Up network at a speed of up to 56 Kbps.

Value-Added Internet Services for Consumers

Our Internet services for consumers are designed to meet the needs of individuals with varying levels of Internet experience and Internet utilization. Our value-added services, which are available for an additional fee, include wireless hotspots that allow consumers to enjoy Internet roaming at selected hotspots, other message services and remote access to Internet accounts. In Singapore, anti-virus, anti-spam and gaming have been introduced on a chargeable basis to drive growth in consumer broadband subscriptions. In the Philippines, value-added services such as anti-virus, anti-spam and web accelerator applications, among others, are offered to improve the overall Internet experience.

Value-Added Internet Services for Corporate Customers

Our value-added Internet services for corporate customers include voice and video, email outsourcing, web hosting, Internet data center, Internet backup, load balancing, anti-spam mail guard, anti-virus mail guard, managed security, managed virtual private network and international roaming services.

Travel

Our travel business, branded “Safe2Travel,” is one of the largest corporate travel agencies in Singapore. Safe2Travel’s core business is business travel management for corporate customers, providing a range of services including air ticketing, hotel reservation, car rental booking, corporate incentive travel, trade mission travel and other customized travel arrangements and services.

The following table shows the components of our gross revenue (excluding associated companies) for the periods indicated:

	Year Ended December 31, (1)
	2003		2004		2005
	Amount	Percent	Amount	Percent	Amount	Amount	Percent
	S$		S$		S$	US$
	(in thousands, except percentages)
Singapore:
Access	79,456	47.5%	73,597	43.4%	65,906	39,635	38.7%
Ecommerce	1,715	1.0%	1,050	0.6%	10	6	0.0%
Travel	6,808	4.1%	6,537	3.8%	6,122	3,682	3.5%

Hong Kong:
Access	34,012	20.3%	33,797	19.9%	35,910	21,596	21.1%

Australia:
Access	31,921	19.1%	41,881	24.7%	50,380	30,298	29.6%

The Philippines:
Access	12,649	7.5%	11,896	7.0%	10,864	6,534	6.4%

Malaysia:
Access	932	0.5%	1,001	0.6%	1,225	737	0.7%

Total	167,493	100.0%	169,759	100.0%	170,417	102,488	100.0%

(1)	After eliminations.

Pricing

We employ a number of pricing structures for our various Internet access packages. For dial-up access, we typically employ a two-tiered scheme, with a flat monthly rate for a fixed number of hours, followed by an hourly charge for additional hours. A similar pricing structure is applied to the broadband access packages, except the packages are either denominated in usage hours and/or volume. For both dial-up and broadband access packages, there are also unlimited usage hours and/or volume packages available. Our leased line customers are billed using a fixed monthly rate, which does not vary with usage levels.

We monitor our pricing strategies very closely to ensure competitiveness and constantly reevaluate our pricing strategies to maximize our revenues.

Marketing and Sales

Our sales and marketing efforts are targeted at both the consumer and corporate business segments, and include:

•	Advertising. Our services are advertised in print, radio, electronic, online and broadcast media;

•	Tradeshows. We participate in selected tradeshows;

•	Direct Marketing. Our services are promoted directly to customers through promotional inserts in mail and packages;

•	Member Referral Program. Recognizing the power of word-of-mouth marketing, existing customers are rewarded for referring and recommending services to their friends;

•	Channel Marketing. Channel partners are used to extend coverage of both the corporate and consumer segments. They include leading hardware and software manufacturers, system integrators and business partners in select vertical markets; and

•	Direct Sales Force Efforts. Sales executives are deployed at retail outlets and via telemarketing to sell directly to consumers. For corporate business customers, a direct corporate sales team grouped by industries targets vertical markets within the respective industries. Additionally, we employ a regional sales team that serves multinational corporations with operations in multiple locations.

Customer Service

We continue to prioritize customer service, and strive to deliver high quality service and build long-term relationships with our customers. Our goal is to provide a consistent level of quality service for each and every customer interaction, which has helped us to achieve numerous customer testimonials and rank high in customer satisfaction indices. In 2005, we earned several awards and accreditations including the following:

•	Awarded “Best Broadband Solution in the Hunter Valley” at the Australian Telecommunications Users Group Awards Hunter Valley—2005;

•	Won the prestigious Australian Service Excellence Award in the category of “National Medium Business” for the second year running. The award is Australia’s highest recognition for customer service presented by the Customer Service Institute of Australia;

•	Awarded “Customer Service Manager of the Year” in the National and Victorian category by the Customer Service Institute of Australia;

•	Awarded The Most Outstanding Internet Service Provider at the Philippines 20th National Consumers Excellence Awards;

•	Awarded Best ISP in the Philippines 3rd Shoppers’ Choice Awards for two consecutive years;

•	Granted Philippines Superbrand status for Surf Maxx and Pacific Internet postpaid dial-up;

•	Won service excellence recognition awards at the SPRING Singapore’s Excellent Service Awards, with 71 service professionals (17-Star Award, 29-Gold Award, 25-Silver Award) winning the awards; and

•	Won several honors at the prestigious 5th Annual Contact Centre Association of Singapore Awards 2005, including Call Centre Champion of the Year (Silver), Call Centre Manager of the Year (Bronze), Call Centre Team Leader of the Year (Bronze), Call Centre Team Leader of the Year (Highly Commended) and Call Centre Professional of the Year (Highly Commended).

Infrastructure

Our systems and network infrastructure are designed to provide customers with reliability and speed as well as to minimize costs through efficient use of international bandwidth and implementation of a scalable infrastructure. Reliability is primarily achieved through redundancy in mission critical systems that minimize the number of “single points of failure” (i.e., points where the failure of a single component of the network could interrupt network operations). Speed is achieved through clustered systems, diverse network architecture, multi-peered Internet backbone connections, aggressive load balancing and high-speed switching cores. Efficient use of bandwidth is attained through policy-based routing and enhanced Internet web caching algorithms that optimize traffic through our multiple Internet connections. Scalability derives from a clustering and switching system network architecture at each of our network locations with provisioning for future expansion needs.

We have configured our network to maximize efficient use of our bandwidth. We have applied policy routing technology that distributes our traffic load at any given time as evenly as possible over its available Internet connections. This reduces the likelihood that any one connection will exceed its bandwidth, and thereby reduces the likelihood of congestion.

We have also designed an enhanced Internet web caching system that stores requested data on its server after it has been initially retrieved. When such data is requested thereafter by other customers, it is retrieved from our local server, rather than from the Internet, helping to reduce our international bandwidth expenses.

We also maintain a 24x7 network operations center (“NOC”) in all of our regional points of presence (“POPs”). This continually staffed facility is responsible for round-the-clock monitoring of the status of all computer room facilities, network and system components and applications deployed throughout our infrastructure. The NOC is responsible for all operational communications between our internal departments as well as communications with external providers of services. The NOC has a customized network management system based on publicly available network management tools and commercial network management packages. This in-house system provides real-time monitoring of each component or application and is responsible for notifications of quality of service problems as well as failures. Sophisticated historical and statistical analysis software used in the NOC provides data about the quality of service our customers are experiencing.

In addition, we maintain our applications on a variety of systems from a number of vendors. The major applications, such as email and web and news access services, utilize a network of servers connected directly to our high-speed switched network. This direct connection minimizes latency and provides the shortest path for customers accessing these applications. We deploy a cluster of servers to distribute the load of applications and to provide fault-tolerance against hardware or application failure. Utilizing off-the-shelf hardware has resulted in significantly reduced operations expense.

The following diagram illustrates the current configurations of our regional networks in Singapore, Hong Kong, Australia, the Philippines, India, Thailand and Malaysia.

Regional Network

Network Infrastructure

Singapore

Our Singapore network currently consists of three main POPs, which are connected to the Internet via various upstream providers and peering partners, including STIX, Flag Telecom, MCI Worldcom, T-Systems, Asia Netcom, AT&T, France Telecom, Reach and Qwest. These three POPs are designed with redundancy to provide the following services:

•	56K modem dial-up and ISDN services;

•	Network termination for DSL and cable Internet services;

•	Virtual private network, Internet protocol security and multi-protocol label switching services;

•	VoIP services;

•	Leased lines and ATM services for corporate customers; and

•	Services such as email, web caching, usenet news and domain name services.

One of the three POPs is a 10,000 square foot internet data center (“IDC”) commissioned in February 2001 for hosting customers’ servers and equipment. The IDC is linked back to two MegaPOPs via private optical fiber laid between the two sites and backup via an OC3 free-space optic.

Our Singapore operation has diversified into broadband Internet access through reselling ADSL services from incumbent telecommunications provider SingNet Pte Ltd’s (“SingTel”) ADSL network and cable Internet from cable operator Starhub Cable Vision. It also offers its own DSL broadband services to corporate network customers through leasing of private copper pairs from SingTel and connecting to its own digital subscriber line access multiplexer. This service is currently available in and around the central business district area in Singapore.

Hong Kong

Our network in Hong Kong has two data centers, one of which is located in Reach’s Telecom House in Wanchai, Hong Kong Island and the other in the central office of Wharf T&T Limited (“Wharf T&T”), a large local carrier in Hong Kong, in Kwun Tong, Kowloon. The two data centers are interconnected by two geographically diversified one Gbps gigabit ethernet links. Each data center has separated international links. Both data centers are capable of supporting the services we provide in Hong Kong. Each data center is linked to the local Hong Kong Internet Exchange (“HKIX”) via dedicated gigabit ethernet links.

The Hong Kong POP is connected to the Internet via various upstream providers, including MCI Worldcom, PCCW, T-System, China Motion, Hutchison Global Communications Limited (“HGC”) and NTT Communications.

We use the links to HKIX for peering with other Hong Kong ISPs, which allow for the exchange of Internet traffic within Hong Kong. We also have a private peering link connecting to upstream providers HGC, PCCW, Wharf T&T, and New World Telecom to serve as a backup to HKIX. The Hong Kong POP is connected to our POPs in Singapore via an international private leased circuit (“IPLC”). The IPLC connection allows for the exchange of regional traffic among Hong Kong, the Philippines, Australia and Singapore, and access to our international Internet connections.

We provide both asymmetric and symmetric broadband service via DSL and the fiber networks of PCCW, HGC and Wharf T&T. The service speed ranges from 1.5Mbps up to 25Mbps.

The Philippines

Our network in the Philippines is connected to the Internet via upstream providers such as AsiaNetCom, Innove (Globe) and iGate (PLDT).

Our POPs in Metro Manila, located at Pasig City and Quezon City, are directly connected to the telecommunications infrastructure of major telecommunications providers in the Philippines, including PLDT, Innove, Bayan Telecommunications, Inc., E-Meralco Ventures, Inc. and Digitel Telecom System, Inc. The POPs are linked to the local Philippine Internet exchange to route local traffic with other ISPs. We have private peering links with upstream providers Innove and BayanTel which exchange customer traffic with us. We are also connected to VITRO, an Internet data center, for online gaming content.

Since 1999, we have set up six POPs outside Metro Manila in the cities of Cebu, Cavite, Bulacan, Batangas, Laguna and Baguio.

Australia

Our network in Australia has four major POPs located in Melbourne, Sydney, Brisbane and Newcastle. Each POP has onsite servers, staff to manage the network, and with the exception of our POP in Sydney, an IDC. The IDC for our POP in Sydney has been relocated to a data center operated by Global Switch located in the city of Ultimo. We have implemented management systems to manage this IDC remotely.

We also have remote POPs located in the cities of Adelaide, Canberra and Perth which we set up by co-locating with IDC companies. In addition, regional data POPs are located in the cities of Singleton, Gosford and Tuggerah. Our major POPs are interconnected via ethernet and ethernet over synchronous optical network technologies. All of our POPs provide access to the Internet.

Our major POPs are connected to the Internet via upstream providers such as Telstra, Optus, Asia NetCom and MCI Worldcom. We have links with Telstra for our remote POPs in Perth and Adelaide. We have extensive peering with local Internet exchanges including PIPE Networks, the Western Australian Internet Exchange, the Victorian Internet Exchange and the Australian Internet Exchange. We also have private peering links with upstream providers UEcomm, NTT Australia and Comindico.

Our Australian operation provides national broadband Internet services via ADSL using the infrastructure of Telstra, Optus and NEC Nextep. We also provide full national dial-up coverage through a single local call number using the infrastructure of Optus. Our Australian operation also provides leased line and wireless access solutions.

India

Our network in India consists of POPs located in the cities of Mumbai, Pune, Bangalore, Delhi and Chennai. In addition, we provide network coverage in the cities of Kolkata and Hyderabad via network partners. Our Mumbai and Bangalore POPs are connected to the Internet via upstream providers such as VSNL, Reach and TouchTel (Bharti).

Our POP in Mumbai is also directly connected to the infrastructure of various telecommunications service providers including Mahanagar Telephone Nigam Ltd, Tata Teleservices Maharashtra Ltd. (“Tata Teleservices”) and Tata Power Broadband Company. Our other POPs are directly connected to the infrastructure of service providers such as TouchTel (Bharti), Tata Teleservices and Bharat Sanchar Nigam Limited (“BSNL”). We currently have access to local networks via our links to VSNL and Reach. We plan to link directly to the National Internet Exchange of India to access additional local networks.

We have an IDC in Bangalore which provides co-location, web hosting and other data center services for our Indian operations.

Thailand

Our network in Thailand currently consists of two main POPs located in Bangkok. The first POP, located in the LPN Development Company Limited’s building, houses dial-up access servers with 56Kbps digital modems, ISDN and routers and provides leased line Internet access services. Our second POP, located in the CAT’s building, provides co-location, leased line and DSL services, and houses servers for Internet services such as email, web, caching and domain name hosting. This POP is connected to the Internet via international leased circuits that link to our network in Singapore and to an international Internet gateway provided by CAT. Our two POPs in Bangkok are connected to each another via ethernet with a back-up link.

Malaysia

Our network in Malaysia consists of three major POPs located in Kuala Lumpur, Pulau Penang and Johor Bahru. Our Malaysian POPs are connected to the Internet via upstream providers such as TMNet Malaysia and Reach.

Management Information Systems

We use a variety of management information systems to handle our customer service and billing needs. In our Singapore operation, we use Oracle Financials as our financial accounting system. We maintain our own in-house billing system for our Internet access business. In February 2005, we implemented a customized customer relationship management (“CRM”) system provided by Protonweb Solutions Limited, which is used primarily by our call center staff to capture and track customer interactions.

In Hong Kong, our subsidiary PIHK hosts its own server which runs Oracle Financials which is used to support accounting functions. For billing, PIHK developed and uses its own Java-based billing system which runs on an Oracle platform.

In the Philippines, our subsidiary Primeworld Digital Systems, Inc. (“PDSI”) is linked to our Oracle Financials accounting system hosted in Singapore. PDSI uses a billing system developed using an Oracle database and an Oracle web application server.

In Australia, our subsidiary Pacific Internet (Australia) Pty Limited (“PIAU”) uses an internally developed CRM system which runs on Java software and an Oracle platform and which also includes billing and provisioning capabilities. The billing system is being enhanced to directly support integrated voice billing. The voice resale business of T3 Communications Partners Pty Ltd which we acquired will also be migrated to the same system. PIAU also has an extensive data warehouse and utilizes a Business Objects reporting tool which allows for the data to be easily accessed, analyzed and formatted into reports.

In India, our associated company Pacific Internet India Private Limited uses an internally developed system which uses an Oracle database to manage billing for the Internet access and ISDN services it provides.

In Thailand, our subsidiary Pacific Internet (Thailand) Limited’s (“PITH”) Oracle-based billing and registration system manages customer information, service information, customer usage and provisioning. PITH is also implementing a CRM system to manage all customer activities and contract management, as well as job order processes.

In Malaysia, our subsidiary Pacific Internet (Malaysia) Sdn. Bhd. (“PIMY”) uses Simply Accounting to manage accounts and finances.

Competition

Competition has continued to increase in the Asia-Pacific region across all segments of the telecommunications and Internet industries, which is driven primarily by continued market deregulation, price competition and the introduction of new services by telecommunications service providers. While basic access services continue to show sustained growth throughout the region, there has been high growth in the value-added services sector. Many providers have begun to offer higher bandwidth, more value-added services and bundling of services, anticipating the optimal mixture of technologies, applications, and services to sustain and grow future revenues. We anticipate that broadband deployment will gain further momentum as customer demand for greater bandwidth increases and new technologies are developed and implemented.

Although incumbent telecommunications service providers continue to dominate home markets as a result of their monopoly over local exchange facilities, they face increased competition as smaller operators consolidate and strengthen their positions in the data services space. The development and use of new technology, such as in the wireless arena, is also creating opportunities for smaller ISPs to provide higher quality service and to compete effectively against incumbent service providers. The following is a description of the competition and market conditions we face in each of the markets in which we operate.

Singapore

We face heavy competition from incumbent telecommunications service providers SingTel and StarHub which are able to offer customers a comprehensive suite of services by bundling Internet access services with other products and services provided by their associated companies. Competition has intensified with the introduction of cut-rate broadband DSL services from these incumbent providers.

Our main challenge continues to be the high cost of reselling telecommunications service providers’ broadband services. We are actively exploring new technologies and partnership opportunities that can provide alternative “last-mile” connections. For example, in 2005, we launched a trial non-line-of-sight wide area wireless network that allows businesses to access reliable, high-speed connectivity.

We believe there are several trends in the Singaporean Internet services market. In the corporate sector, cost-conscious SMEs continue to migrate from low-end leased line services to broadband services, a trend which we expect to continue in the future. Our strategy is to employ bundling solutions, such as combining voice and data solutions to alleviate pricing pressures in the data segment, to grow our market share. In the consumer sector, competition is focused on price and access speed. Our immediate priority is to offer more value-added services to increase our customer base as well as to increase our profit margins.

Hong Kong

The broadband penetration rate in Hong Kong is the one of the highest in the world, second only to that of South Korea. Broadband services are available in all prime office locations and are also increasingly available in residential developments. Broadband access is available via ADSL, fiber-to-the-building, hybrid fiber coaxial cables, local multipoint distribution systems and other technologies. At the end of February 2006, Hong Kong had 1.6 million broadband Internet accounts.

We face competition from local fixed telecommunications network services (“FTNS”) operators, all of which offer broadband services, including PCCW, New World Telecommunications, Wharf T&T, Hutchison Global Communications Limited, Hong Kong Broadband Network Limited, Eastar Technology Limited, CM Tel (HK) Ltd, TraxComm Ltd and i-CABLE Communications Limited. Although thirteen new FTNS operators have entered the market since July 1995, incumbent telecommunications service provider PCCW continues to dominate the market.

The Philippines

The Philippine Internet market is characterized by two key segments: the cost-conscious segment which favors prepaid dial-up Internet, and a considerably smaller quality segment which is migrating toward broadband. While broadband penetration is still low, aggressive advertising and promotional campaigns from major telecommunications service providers such as Globe and PLDT have increased broadband consciousness and attracted a sizeable percentage of consumers with postpaid dial-up subscriptions to switch to broadband connections.

While there are over 180 licensed ISPs in the Philippines, approximately only 50 are active players in the market. Large telecommunications service providers such as Globe, PLDT, Bayan Telecommunication, Inc. and Digitel Telecommunication Philippines, Inc. continue to dominate the market. Fierce competition among telecommunications service providers continues to drive down prices. Many of the larger providers have begun to focus their businesses towards high growth areas like broadband and value-added Internet protocol services, and away from traditional voice services where revenues are declining.

Australia

In recent years, the Internet market has witnessed exponential growth in the broadband segment, with increased demand from SMEs for broadband products, as the dial-up market reaches maturity. Internet services are supplied to Australian consumers by more than 550 ISPs, the largest of which include Primus Online Pty Ltd and iPrimus, iiNet Limited, Optus, Telstra and TPG Internet, which in the aggregate account for almost three-quarters of the total number of subscribers. While the broadband market continues to be dominated by incumbent operator Telstra, its dominance is slowly being challenged due in part to tighter deregulation measures implemented by the Australian government.

India

India’s rapidly improving telecommunications environment has played a key role in enabling the success of India’s offshore IT-enabled services and business process outsourcing markets and other industry domains. The Indian software export segment, which has been the major catalyst behind the robust growth of the overall information communication technology (“ICT”) industry in the country, is also dependent on a strong telecommunications infrastructure.

Recognizing that a world-class telecommunications base is vital to the success of the Indian ICT industry, the Indian government has introduced a number of policy incentives to encourage growth of the telecommunications infrastructure and industry. For example, in 2003 the Indian government adopted regulations to allow ISPs to route domestic traffic within the country, whereas previously ISPs were required to direct Internet traffic to the United States before linking to India again. This resulted in considerable cost-savings to ISPs and opened the market for new entrants.

The liberalization of the Indian telecommunications market has resulted in significant changes in the sector which have boosted its growth. According to the Telecom Regulatory Authority of India, recent growth in the Indian telecommunications industry include the following:

•	The number of Internet subscribers increased from 6.13 million in September 2005 to 6.70 million in December 2005, representing an increase of 9.3% during one quarter;

•	During the quarter ended December 2005, the number of broadband subscribers exceeded 900,000, representing an increase of 48% over the previous quarter;

•	During the quarter ended December 2005, Internet telephony recorded around 59 million minutes of use. The total minutes of use for Internet telephony for the year 2005 were around 189 million; and

•	The number of subscribers of fixed Internet access services increased from 48.0 million to 48.8 million, and subscribers for mobile access services increased from 65.0 million to 75.9 million, from September 2005 to December 2005.

At present, approximately 150 ISPs offer access services in 300 cities and towns across India. Since the liberalization of the IP telephony market in April 2002, 15 ISPs have received approval to begin VoIP service.

In the fixed-line arena, incumbent BSNL dominates the market but faces increased competition from Tata Teleservices, Bharti Telecom Ltd, Reliance Infocomm Limited and Mahanagar Telephone Nigam Ltd (“MTNL”). State-owned MTNL also provides cellular and limited-mobility Internet services in New Delhi and Mumbai, India’s two main telecommunications markets, where it faces intense competition from private players.

Thailand

The Internet industry in Thailand is relatively undeveloped compared to those of other Asia-Pacific nations. While Internet services arrived in Thailand in 1995, at present there are only 18 ISPs. A new regulatory body, the National Telecommunication Commission, has been set up to grant ISP licenses, a function previously performed by state-owned telecommunications service provider CAT. The Thai government currently actively encourages computer use and broadband access to the Internet.

In 2005, the telecommunications market was dominated by two operators: TOT Corporation Public Company Limited (“TOT”), formerly the Telephone Organisation of Thailand, and CAT, which is the telecommunications half of what was formerly the Communications Authority of Thailand. These two former-stated owned operators have informally divided the market between themselves. TOT provides the local fixed line infrastructure and international overland connections and CAT supplies all voice and data trunks except the overland lines to neighboring countries. In 2005, TOT and CAT were also the two largest ISPs. Some of the larger ISPs also include CS LoxInfo Public Company Limited and True Corporation Public Company Limited.

Malaysia

Malaysia’s telecommunications network is far more advanced than that of any other country in Southeast Asia. However, the Internet access market, and in particular the broadband market, is still in its infancy. Dial-up remains the predominant method of Internet access due in large part to the relatively low level of computer ownership in the country. In 2004, the Malaysian government implemented a number of schemes to encourage computer ownership and usage, particularly in rural areas.

TM Net, a wholly owned subsidiary of Telekom Malaysia Berhad (“TM”), is Malaysia’s largest ISP. In recent years, TM Net has increased its efforts to grow its broadband business via very aggressive marketing programs. State-controlled Jaring, the Internet service brand of MIMOS Berhadm, is the second largest local ISP. There are also a number of small ISPs operating in Malaysia due in part to recent efforts by the government to improve Internet access penetration in Malaysia.

While in the past ISPs have been plagued by problems such as slow service and interruptions at peak times, the situation has vastly improved. An ample supply of cyber-cafés has made Internet access more widely available than the relatively level of computer ownership would suggest. The majority of these subscribers are connected via ADSL.

RECENT DEVELOPMENTS

Proposed Takeover by MediaRing

On February 27, 2006, our board of directors received a letter from MediaRing notifying the board that, subject to the satisfaction or waiver, if applicable, of certain pre-conditions required by Singapore law, MediaRing intended to make a voluntary takeover offer to acquire all of our outstanding Shares, other than those already held by MediaRing, its related corporations or the respective nominees of MediaRing or its related corporations. The pre-conditions included, among others, the approval of the shareholders of MediaRing and the approval of the IDA.

In response to this letter, on March 16, 2006, we appointed BNP Paribas to assist our board of directors in identifying and evaluating options for maximizing value for our shareholders, including seeking suitable strategic or merger partners, facilitating or soliciting alternative offers and considering alternative proposals presented by other potential interested parties, among others.

On April 27, 2006, UOB Asia Limited announced for and on behalf of MediaRing that MediaRing intended to initiate the Proposed Takeover. On May 12, 2006, UOB Asia Limited announced for and on behalf of MediaRing that the offer to purchase dated May 12, 2006 in respect of the Offer had been dispatched to all of our registered shareholders and that accordingly, the Offer had commenced.

The Proposed Takeover was conditional upon MediaRing securing a stake of more than 50% of our outstanding Shares as well as upon the satisfaction of certain other conditions.

On May 15, 2006, we appointed KPMG Corporate Finance Pte Ltd (“KPMG”) as independent financial advisers to our directors to render their opinion regarding the fairness of the Proposed Takeover.

On May 26, 2006, we dispatched a circular to our shareholders in relation to the Proposed Takeover which contained the opinion of KPMG, the unanimous recommendation by our independent directors to reject the Offer from MediaRing and other information for our shareholders’ consideration.

On June 13, 2006, MediaRing announced that the closing date for the Offer would be extended to 12:00 midnight New York City time on June 26, 2006 (the “Expiration Date”).

On June 22, 2006, MediaRing announced that it had revised the offer price from US$8.25 per Share to US$9.50 per Share (“Revised Offer”) and that the Expiration Date would be further extended to 5:00pm, New York City time, on July 10, 2006 (the “Extended Expiration Date”).

On July 3, 2006, we dispatched a supplemental circular to our shareholders in relation to the Revised Offer wherein, based on an updated opinion from KPMG, our independent directors unanimously recommended that our shareholders taking a short-term view of their investment in the Shares should accept the Revised Offer, while shareholders taking a medium to long-term view of their investment in the Shares should reject the Revised Offer. The supplemental circular also contained other information for our shareholders’ consideration.

The Revised Offer expired on the Extended Expiration Date. On July 11, 2006, MediaRing announced that approximately 29% of our issued and outstanding Shares, excluding those Shares already owned by MediaRing, had been tendered at the expiration of the Revised Offer. Since the minimum tender condition of more than 50% of our outstanding Shares had not been satisfied, the Proposed Takeover of our Company by MediaRing was unsuccessful. MediaRing has announced that all tendered Shares would be promptly returned to all tendering shareholders. For risks associated with the Proposed Takeover, see the sections titled “Risk Factors—Risks Related to our Business—The failure of MediaRing’s Proposed Takeover may cause a decline in the market price of our Shares” and “Risk Factors—Risks Related to our Business—MediaRing’s Proposed Takeover has caused accelerated vesting of our outstanding options granted under the 1999 Plan and we have recorded additional compensation expense in 2006, which may cause our earnings in the second quarter of fiscal 2006 to be lower than in past quarters and cause a decline in the market price of the Shares” appearing elsewhere in this prospectus.

Other developments

Pursuant to an agreement dated May 26, 2005, we disposed of 39% of our equity interest in PIMY to a Malaysian investor.

On October 31, 2005, our subsidiary PIAU entered into an agreement to acquire T3 Communications Partners Pty Ltd and its three subsidiaries, T3 Communications Pty Ltd, T3 Technology Solutions Pty Ltd and T3 Rewards Pty Ltd (collectively, “T3”), for an initial cash payment of S$4.1 million (US$2.6 million). In addition, we may be required to pay contingent consideration of up to a maximum of S$2.5 million (US$1.6 million) based on the achievement by T3 of earnings before interest and tax of A$1.0 million in the first 12 months following the acquisition. As a result of the acquisition, T3 became a wholly owned subsidiary of PIAU.

On December 30, 2005, our subsidiary PIHK entered into a cooperation agreement with Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited (“SZR”), a China-based Internet services provider, and other parties, for the formation of an equity joint venture to market integrated IP communication applications in southern China. The agreement provides that PIHK and SZR will each hold a 50.0% equity interest in the joint venture and requires each party to make a capital contribution in the amount of RMB 5 million.

On January 11, 2006, the Philippine Securities and Exchange Commission approved the increase of the amount of authorized paid-in capital of our subsidiary Primeworld Digital Systems, Inc. (“PDSI”) from 60 million Philippine pesos to 131 million Philippine pesos. An additional 17,750,000 shares of PDSI were subscribed for and paid-up as follows:

	No. of Shares Subscribed	Amount Subscribed		Amount of Paid-up Capital[1]
Pacific Internet Limited	12,440,800	P	12,440,800	P3,110,200
PW Holding Corporation	5,309,200	P	5,309,200	P1,327,300
Total	17,750,000	P	17,750,000	P4,437,500

1	Amount paid up as of June 30, 2006.

As a result, the Company increased its equity interest in PDSI from 31.1% to 40.0% whereas the equity interest of PW Holding Corporation in PDSI decreased from 56.7% to 50.7%.

On January 25, 2006, our subsidiary Pacfusion Limited was placed into liquidation by way of written resolution of members.

On February 7, 2006, our subsidiary PI Services completed the acquisition of an additional 7.5% direct equity interest in Safe2Travel Pte. Ltd. (“Safe2Travel”) from Asia-Pacific Retail Concepts Pte Ltd for a total consideration of S$972,000 (US$614,218). Following the acquisition, PI Services’ total direct equity interest in Safe2Travel was 99.99%.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data. This data should be read in conjunction with, and is qualified in its entirety by reference to, the Audited Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2001, 2002, 2003, 2004 and 2005 are derived from, and are qualified by reference to, the Audited Consolidated Financial Statements audited by Ernst & Young, independent accountants.

	Year ended December 31,
	2001		2002		2003		2004		2005		2005
	(in thousands except per Share data, no. of Shares and Other data)
Consolidated Statement of Operations Data:
Total gross revenue	S$	141,077	S$	157,030	S$	167,493	S$	169,759	S$	170,417	US$	102,488
Toll rebates		—		—		—		—		—		—

Total net revenue	S$	141,077	S$	157,030	S$	167,493	S$	169,759	S$	170,417	US$	102,488

Income (loss) from operations	S$	(13,436)	S$	8,056	S$	8,213	S$	12,113	S$	10,230	US$	6,152

Net income (loss)	S$	(14,965)	S$	2,890	S$	4,825	S$	10,130	S$	10,820	US$	6,506

Net income (loss) per share— basic (1)	S$	(1.17)	S$	0.23	S$	0.37	S$	0.77	S$	0.81	US$	0.49

Net income (loss) per share— diluted (2)	S$	(1.17)	S$	0.23	S$	0.36	S$	0.75	S$	0.81	US$	0.49

Weighted average number of ordinary shares outstanding—basic (1)		12,815,066		12,815,066		12,985,036		13,238,793		13,339,896		13,339,896

Weighted average number of ordinary shares outstanding—diluted (2)		12,815,066		12,815,066		13,249,096		13,429,615		13,384,706		13,384,706

Consolidated Balance Sheet Data:
Total assets	S$	133,091	S$	130,014	S$	132,740	S$	144,424	S$	161,741	US$	97,270
Total debt (3)		24,612		17,051		4,879		4,471		3,984		2,396
Total shareholders’ equity		61,908		65,908		77,975		90,619		101,672		61,145
Capital stock		119,055		118,372		121,802		124,224		124,763		75,032
No. of ordinary shares (as adjusted to reflect change in capital)		—		—		219,625		259,487		118,069		118,069

Other Data:
Capital expenditures (4)	S$	7,992	S$	5,516	S$	5,735	S$	8,031	S$	7,640	US$	4,595
Dial-up subscribers (at end of period) (5)		367,687		359,226		377,700		388,960		278,513		278,513
Leased line subscribers (at end of period) (5)		2,228		1,390		1,510		1,600		1,789		1,789
Broadband subscribers (at end of period) (5)		17,006		37,100		58,000		66,830		72,458		72,458

Notes

(1)	Based on the weighted average number of shares deemed to be outstanding during the period.
(2)	Includes the dilutive effect of all outstanding options under our share option plans.
(3)	Includes capital lease obligations, bank borrowings and non-trade payables to related parties but excludes payables to related parties arising from transactions in the ordinary course of business.
(4)	The amounts shown above for capital expenditures are equal to the sums of the amounts presented on our Consolidated Statements of Cash Flows as “cash flows from investing activities—acquisition of fixed assets.”
(5)	For 2001, this includes subscribers in Singapore, Hong Kong, the Philippines, Australia, India and Thailand. In addition, for the years 2002, 2003, 2004 and 2005, this includes subscribers in Malaysia.

CAPITALIZATION

The following table describes our capitalization as of March 31, 2006 on an actual basis.

This table should be read together with our Audited Consolidated Financial Statements and the related notes thereto included elsewhere in this prospectus.

	As of March 31, 2006
	Actual
	S$	US$
	(in thousands)
Cash and cash equivalents (1)	54,990	34,035

Unsecured bank borrowings	900	557
Unsecured payables to related parties	488	302
Current portion of unsecured capital lease obligations	284	176

Total short term debt	1,672	1,035

Total unsecured long-term debt (less current portion)	239	148

Shareholders’ equity (deficit)
Ordinary shares	26,967	16,691
Additional paid-in capital	98,741	61,113
Accumulated deficit and other comprehensive income	(21,894)	(13,551)

Total shareholders’ equity	103,814	64,253

Total capitalization	105,725	65,436

Notes

(1)	Excludes fixed deposits with financial institutions with a maturity greater than 90 days.

As we will not receive any proceeds from the sale of Shares by the selling shareholder, we have not included an “As Adjusted” column in the above table. There has been no material change in our capitalization since March 31, 2006.

SELLING SHAREHOLDER

We are registering these Shares for sale by the selling shareholder identified below. The Shares are being registered to permit public secondary trading of the Shares and the selling shareholder may offer the Shares for sale from time to time on the Nasdaq National Market, in privately-negotiated transactions, or otherwise. Please see the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The following table sets forth (i) the name and address of the selling shareholder, (ii) the nature of any position, office or other material relationship that the selling shareholder has had with us in the past three years, (iii) the number of Shares and percentage of our outstanding Shares known by us to be beneficially owned by the selling shareholder as of June 30, 2006, (iv) the number of Shares that may be offered for sale for the account of the selling shareholder pursuant to this prospectus, and (v) the number of Shares that would be held by the selling shareholder assuming such sale is completed. Percentage ownership is based on 13,549,262 Shares outstanding as of June 30, 2006. This information is based upon information provided by the selling shareholder.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Offered by this prospectus		Shares Beneficially Owned After the Offering (1), (2)
Name of Selling Shareholder	Shares	Percent			Shares	Percent
Vantage Corporation Limited (3)(4)(5)(6)	3,879,373	28.63%	3,879,373	(7)	0	0%

Notes

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of Shares beneficially owned by the selling shareholder and the percentage ownership of that person, Shares subject to options or warrants held by the selling shareholder that are currently exercisable or exercisable within 60 days of June 30, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the selling shareholder.
(2)	Assumes the sale of all Shares offered hereby. We do not express any view as to whether the selling shareholder will sell all or any of these Shares.
(3)	Tan Meng Dong, currently a director and chief executive officer of Vantage, is a member of our board of directors and a member of the Litigation, Nominating and Corporate Governance Committees of our board of directors. Mr. Tan is also a member of the board of directors of Safe2Travel, our subsidiary. Zhang Yun, currently a director and chief investment officer of Vantage, is a member of our board of directors and a member of the Compensation & Administrative Committee and the Executive Committee of our board of directors. Ms. Zhang is also a member of the board of directors of Safe2Travel.
(4)	The address for the selling shareholder is #29-20, UOB Plaza 2, 80 Raffles Place, Singapore 048624.
(5)	Vantage is not an affiliate of a registered broker-dealer.
(6)	Mr. Kea Kah Kim, through his shareholdings in Fitfield Investments Ltd and Eastunited Holdings Ltd, which together own a majority of Vantage’s outstanding shares, has voting and dispositive powers over the Shares held of record by Vantage and being offered by this prospectus.
(7)	Includes 3,829,373 Shares (the “Kingsville Shares”) purchased by Vantage from Kingsville Capital Limited (“Kingsville”) and 50,000 Shares (the “Open Market Shares”) purchased by Vantage from Vantage Gaming Solutions Pte Ltd (formerly known as Vantage Capital Pte Ltd) (“Vantage Gaming”). Pursuant to a sale and purchase agreement dated September 29, 2005, Vantage purchased the Kingsville Shares from Kingsville in a negotiated, arms-length sale, for a consideration of US$19,500,000, together with a deferred payment in the amount of US$11,000,000, structured in the form of a convertible loan, and the issuance of up to 20,000,000 warrants to subscribe for new shares in Vantage. Vantage’s purchase of the Kingsville Shares was completed on February 24, 2006. On February 27, 2006, Vantage Gaming, a wholly-owned subsidiary of Vantage, purchased the Open Market Shares on the open market through a registered broker. On March 20, 2006, Vantage Gaming transferred the Open Market Shares to Vantage for a total consideration of S$611,960.73 (US$377,613.68).

PLAN OF DISTRIBUTION

The selling shareholder or, subject to applicable law, its respective pledgees, donees, distributees, transferees or other successors in interest, may sell Shares from time to time in privately negotiated or public transactions to affiliates or unrelated third parties. Any Shares sold to an affiliate may be subsequently resold to an affiliate or unrelated third party. Such transactions may be executed on or off the Nasdaq National Market, at prevailing market or negotiated prices, and may include, without limitation, one or any combination of the following types of transactions:

•	ordinary brokers’ transactions;

•	transactions involving the Nasdaq National Market, whether by regular way trades, block trades or otherwise;

•	purchases by brokers, dealers or underwriters acting as principals and resale by these purchasers for their own accounts pursuant to this prospectus;

•	“at the market,” to or through market makers, or into an existing market for the Shares;

•	direct sales to purchasers or sales effected through agents and similar transactions not involving market makers or established trading markets;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	in privately negotiated transactions; or

•	to cover short sales.

In the event that the selling shareholder sells or otherwise transfers Shares to an affiliate, we will supplement or amend this prospectus to name such affiliate as a selling shareholder.

In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in resales. The selling shareholder may enter into hedging transactions with broker-dealers, and in connection with those transactions broker-dealers may engage in short sales of the Shares. The selling shareholder also may sell Shares short and deliver the Shares to close out such short positions. The selling shareholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholder also may pledge the Shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this prospectus.

Although the Shares covered by this prospectus are not currently being underwritten, the selling shareholder or its brokers, dealers, agents or other intermediaries, if any, that may participate with the selling shareholder in any offering or distribution of Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profits realized or compensation in the form of commissions, discounts or concessions received by them may be deemed to be underwriting compensation thereunder.

To the extent required, the following information will be set forth in a supplement to this prospectus:

•	information concerning underwriters whom the selling shareholder may select, or information concerning any other broker-dealer, acting as principal or agent for the selling shareholder;

•	the compensation to be received by underwriters that the selling shareholder may select or compensation to be received by any broker-dealer acting as principal or agent for the selling shareholder; and

•	the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this prospectus, including prospectus supplements, if any, to any person who purchases any of the Shares from or through such dealer or broker.

We have advised the selling shareholder that it is required to comply with Regulation M promulgated under the Exchange Act during any time that it may be engaged in a distribution of the Shares. With some exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers and any underwriter, broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and obtained.

The selling shareholder has agreed to pay all costs, expenses and fees of the offering. In no event will we be responsible for any commissions, underwriting discounts or similar charges on sales of the Shares.

DESCRIPTION OF SECURITIES

Ordinary Shares

As of December 31, 2005, 13,412,247 Shares were issued and outstanding. As of June 30, 2006, 13,549,262 Shares were issued and outstanding. Other than the Shares issued by us pursuant to the exercise of options granted under the 1999 Plan, there have been no other events in the past three years that have changed the amount of our issued capital or the number of class of shares of which our share capital is composed. All issued Shares are fully paid and the existing shareholders are not subject to any calls on the Shares. The Shares are not assessable and are not subject to the payment of any corporate debts. Neither we nor any of our subsidiaries hold any Shares.

The holders of the Shares are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The holders of the Shares are entitled to vote for each Share on all matters submitted to the shareholders to vote. The shareholders are not entitled to cumulative voting rights. Holders are entitled to share ratably in any dividends, bonuses or rights to take up additional Shares, which may be declared, distributed or issued from time to time by us at the direction of our board of directors acting in its own discretion, from legally available funds. In the event of a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, the holders of Shares are entitled to participate in any surplus assets according to their rights and interests in our company.

Subject to applicable securities laws, the Shares are freely transferable but our directors may decline to register any transfer of Shares which is not fully paid and our directors may refuse, at their discretion, to register or transfer such shares to a transferee of whom they do not approve. Our directors may also refuse to register any transfer of shares evidenced in certificated form unless, among other things, it has been duly stamped and presented for registration together with the share certificate and such other evidence of title as they may require.

We have issued only one class of securities and all holders of these securities are entitled to the same voting rights.

Share Options

We have implemented two employee stock option plans: the 1998 Employees’ Share Option Plan (the “1998 Plan”) and the 1999 Plan (the 1998 Plan and 1999 Plan, collectively, the “Plans”). The description of the Plans, and the rights attaching to the options granted pursuant to the Plans, is included in our Annual Report on Form 20-F for the year ended December 31, 2004, which we filed with the SEC on June 27, 2005, and which we incorporate by reference.

As of December 31, 2005, options to subscribe for 1,035,729 Shares were issued and outstanding. As of June 30, 2006, options to subscribe for 855,154 Shares were issued and outstanding. All of the options outstanding as of June 30, 2006 were granted to our employees and directors pursuant to the 1999 Plan. The exercise prices of the options outstanding as of June 30, 2006 range from S$9.38 to S$16.92 per Share.

Other than the options granted under the 1999 Plan, there are no other existing options, warrants or other rights to purchase our Shares as of the date of this prospectus.

From time to time we may consider implementing additional employee benefit plans, including performance-based share or option plans, to our employees, directors and/or consultants.

Price History

Our outstanding Shares are listed on the Nasdaq Stock Market’s National Market under the symbol “PCNTF.” The following table sets forth, for the periods indicated, the high and low last reported sales prices per Share as furnished by the Nasdaq Stock Market’s National Market.

	Nasdaq National Market
	High		Low
2001	US$	8.75	US$	0.85
2002	US$	3.48	US$	1.06
2003	US$	14.99	US$	2.78
2004	US$	13.51	US$	5.71
2005	US$	7.59	US$	5.22

2004
First Quarter	US$	12.34	US$	7.46
Second Quarter	US$	13.51	US$	7.81
Third Quarter	US$	9.31	US$	5.94
Fourth Quarter	US$	8.95	US$	5.71

2005
First Quarter	US$	7.33	US$	5.61
Second Quarter	US$	7.59	US$	5.22
Third Quarter	US$	7.13	US$	5.66
Fourth Quarter	US$	7.08	US$	5.64

2006
First Quarter	US$	8.89	US$	5.50
Second Quarter	US$	9.50	US$	7.69
January	US$	6.48	US$	5.50
February	US$	8.38	US$	5.76
March	US$	8.89	US$	7.61
April	US$	9.06	US$	8.23
May	US$	9.28	US$	8.02
June	US$	9.50	US$	7.69

The last reported sale price of the Shares as quoted on the Nasdaq National Market on July 10, 2006 was US$9.07 per Share.

EXCHANGE CONTROLS

There is no legislative or other legal provision currently in force in Singapore restricting remittances to non-resident holders of the Shares or affecting the import or export of capital for use by us.

TAXATION

Singapore Tax Considerations

The following summary is based on current Singapore tax law. The summary does not purport to deal with all aspects of taxation that may be relevant to particular purchasers of Shares in the light of their investments or tax circumstances. While this discussion is considered to be a correct interpretation of existing laws in force as at the date of this document, no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws will not occur. Prospective purchasers of Shares should consult their tax advisers as to the Singapore tax consequences of the purchase, ownership and disposition of our Shares.

Taxation of Dividends—Imputation System

Subject to the following paragraph, dividends paid by Pacific Internet on Shares (including distributions in cash, stock dividends or other property), whether made to a shareholder who is a resident or non-resident of Singapore, are not subject to further Singapore withholding taxes.

Under the current provisions of the Singapore Income Tax Act (Chapter 134) and its subsidiary legislation, a company’s profits earned in the Year of Assessment 2005 and onwards (ie., the financial year ended in 2005 and onwards) are taxed at a rate of 20%. In addition, 75% of the first S$10,000 of the company’s chargeable income and 50% of the next S$90,000 of chargeable income are exempt from corporate tax. The remaining chargeable income (after the partial tax exemption) will be taxed at the applicable corporate tax rate. The partial tax exemption is not applicable to Singapore dividends received by companies.

Before January 1, 2003, and to a certain extent between January 1, 2003 and December 31, 2007, pursuant to the transitional rules for the new one-tier corporate tax system (see “Taxation of Dividends—New One-Tier Corporate Tax System”), the imputation system of corporate taxation applied in Singapore. Under the imputation system of taxation, the tax paid on the profits by a resident company in Singapore is imputed to the shareholders when they receive the after tax profits as dividends. Thus, the shareholders receive dividends (“Franked Dividends”) net of the tax paid by Pacific Internet. Currently, Franked Dividends received by both residents and non-residents of Singapore are not subject to withholding tax.

A holder of shares who is not resident in Singapore is normally taxed on Franked Dividends at the corporate tax rate. As the tax paid by Pacific Internet on the profits is imputed to the shareholders at the normal corporate tax rate, no further Singapore income tax will be imposed on the net dividends received by a non-resident holder of shares and the non-resident holder will not receive any tax refund from the Inland Revenue Authority of Singapore.

A corporation will be regarded as tax resident in Singapore if the control and management of its business is exercised in Singapore. An individual will be regarded as tax resident in Singapore if the person is physically present in Singapore or exercises an employment (other than as a director of a company) in Singapore for 183 days or more during the year preceding a year of assessment, or if the person resides in Singapore in the preceding year.

Taxation of Dividends—New One-Tier Corporate Tax System

The one-tier corporate tax system became effective from January 1, 2003 (subject to certain transitional tax rules). Under this system, the tax paid by a Singapore resident company on its profits is final. When the company pays its after tax profits as exempt (One-tier) Dividends to its shareholders, such dividends will be tax exempt in the hands of the shareholders, regardless of whether the shareholders are companies or individuals, and whether or not the shareholders are Singapore tax residents. Currently, Exempt (One-tier) Dividends received by both residents and non-residents of Singapore are not subject to withholding tax.

Companies may have unutilized dividend franking credits as at December 31, 2002. To enable companies to make use of the unutilized dividend franking credits as at December 31, 2002, there is a five-year transitional period from January 1, 2003 to December 31, 2007 for such companies to remain on the imputation system for the purposes of paying Franked Dividends out of its unutilized dividend franking credits as at December 31, 2002.

Accordingly, so long as Pacific Internet has not moved to the one-tier corporate tax system, shareholders may continue to receive Franked Dividends with credits attached under the imputation system of taxation.

Dividend vouchers issued by Pacific Internet will distinguish between Franked Dividends and normal tax exempt dividends not being exempt dividends under the one-tier corporate tax system. If Pacific Internet has fully utilized the dividend franking credits or if it elects to move to the one-tier corporate tax system at an earlier date (ie. before January 1, 2008), the dividend vouchers issued by the Company will distinguish between normal tax exempt dividends and exempt (One-tier) Dividends under the one-tier corporate tax system.

Disposition of Shares

Under current Singapore tax law, there is no tax on capital gains, and, thus, any profits from the disposal of Shares are not taxable in Singapore unless the vendor is regarded as carrying on a business or trade of dealing in shares in Singapore, in which case, the disposal profits would be construed to be of an income nature and subject to tax as trading profits rather than capital gains.

Singapore Estate Duty

Under the Singapore Estate Duty Act (Chapter 96), Singapore estate duty is imposed on the value of immovable properties in Singapore and on all movable properties, wherever they may be, which passes upon the death of an individual who is domiciled in Singapore, subject to specific exemption limits. Singapore estate duty is also imposed on the value of immovable properties situated in Singapore owned by an individual who was not domiciled in Singapore at the time of his death, subject to specific exemption limits. Movable assets of non-domiciled individuals are exempt from estate duty.

The Shares of Pacific Internet are considered to be movable property as they are situated in Singapore being shares of a Singapore-incorporated company. Accordingly, our Shares held by an individual domiciled in Singapore are subject to Singapore estate duty upon such individual’s death at the rates specified in the Estate Duty Act, as amended from time to time, unless specifically otherwise exempted.

United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal tax consequences relating to the purchase, ownership, and disposition of the Shares. The information provided below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, proposed U.S. Treasury Regulations, U.S. Internal Revenue Service (“IRS”), published rulings and other administrative guidance and court decisions, all as of the date hereof. These authorities may change, possibly on a retroactive basis, or the IRS or a court might interpret the existing authorities differently. In any such case, the tax consequences of purchasing, owning or disposing of the Shares could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring, holding or disposing of the Shares.

This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	banks or financial institutions;

•	life insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	shareholders that actually or constructively hold 10% or more of the total combined voting power of all of the classes of our stock entitled to vote;

•	persons holding Shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons that have a “functional currency” other than the U.S. dollar.

This description generally applies to investors who purchase and hold the Shares as capital assets. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of Shares should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate and gift tax laws, foreign, state, and local laws, and tax treaties.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the Shares, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the Shares that is a partnership and partners in such partnership should consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of the Shares.

If you are not a U.S. Holder, the following subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Taxation of Dividends and Other Distributions on Shares

Subject to the passive foreign investment company rules discussed below, all distributions to a U.S. Holder with respect to the U.S. Holder’s Shares, other than certain pro rata distributions of our shares, will be includible in the U.S. Holder’s gross income as ordinary dividend income when received, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits. For this purpose, earnings and profits will be computed under U.S. federal income tax principles. The dividends will not be eligible for the dividends-received deduction allowed to corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the U.S. Holder’s Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain.

If you are an individual U.S. Holder, dividends paid to you in taxable years beginning before January 1, 2009 from a “qualified foreign corporation” will be taxable to you at a maximum tax rate of 15% provided that you meet certain holding period and other requirements. A non-United States corporation (other than a passive foreign investment company) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on Shares which is readily tradable on an established securities market in the United States. There is currently no such tax treaty in effect between the United States and Singapore. Investors are urged to consult their tax advisors.

Dividends paid with respect to our Shares could cease to be qualified dividend income if the Shares are de-listed from The Nasdaq National Market and do not subsequently become regularly traded on The Nasdaq SmallCap Market or other qualified exchange or market or if we are treated as a passive foreign investment company. Dividends will constitute foreign source income for foreign tax credit limitation purposes. The rules relating to the foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine the foreign tax credit implications of owning the Shares.

Taxation of Disposition of Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of Shares equal to the difference between the amount realized (in U.S. dollars) for the Shares and the U.S. Holder’s tax basis (in U.S. dollars) in the Shares. The gain or loss recognized generally will be capital gain or loss. Capital gain of an individual U.S. Holder that is recognized before January 1, 2009 generally is taxed at a maximum tax rate of 15% if the property giving rise to the capital gain is held for more than one year. The deductibility of capital loss is subject to limitations.

Any gain or loss that a U.S. Holder recognizes will generally be treated as United States source income or loss for purposes of foreign tax credit limitations, unless it is attributable to an office or other fixed place of business outside the U.S. and certain other conditions are met.

Passive Foreign Investment Company

A company is considered a passive foreign investment company, or PFIC, for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For the purpose of applying the income and asset tests described above, we will be treated as owning our proportionate share of the assets and earning its proportionate share of the income of any other corporation if it owns, directly or indirectly, 25% or more (by value) of the stock of such corporation.

We do not believe we should not be classified as a PFIC, for U.S. federal income tax purposes, for the current year and does not anticipate becoming classified as a PFIC in future years. The determination of whether or not we are classified as a PFIC is a factual determination that is made annually based on the categories and amounts of income that it earns and the categories and valuation of its assets (including goodwill), all of which are subject to change. There is no assurance as to the categories of assets in which we may invest. Moreover, in calculating goodwill, the valuation of our assets may be based on our anticipated total market value, determined with reference to the market price of the Shares. If our total market value is less than anticipated or subsequently declines, we may be or become classified as a PFIC. We believe a valuation approach based on this trading should be reasonable. However, the IRS may challenge the valuation of its assets, including goodwill. In addition, the composition of our assets will be affected by it spends its existing cash. Thus, it is possible that we may be or become classified as a PFIC in the current and in any future taxable year.

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-United States company that does not distribute all of its earnings on a current basis. In such event, you may be subject to tax at ordinary income tax rates on (i) any gain recognized on the sale of the Shares and (ii) any “excess distribution” paid on Shares (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years). In addition, you may be subject to an interest charge on such gain or excess distribution. Finally, the 15% maximum rate on our dividends would not apply if we are or becomes a PFIC. You are urged to consult your tax advisor regarding the potential tax consequences to you if we are or become a PFIC, as well as certain elections that may be available to you to mitigate such consequences.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends paid by us with respect to the Shares unless the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In such cases, you generally will be taxed in the same manner as a U.S. Holder.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of the Shares unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or the Non-U.S. Holder is a natural person who is present in the United States for 183 days or more and certain other conditions exist. In the first case, the Non-U.S. Holder will be taxed in the same manner as a U.S. Holder. In the second case, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s U.S. source capital gains exceed such U.S. source capital loss.

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to tax in the same manner as they would be if the Non-U.S. Holder were a U.S. Holder, except that the passive foreign investment company rules will not apply. Effectively connected dividends and gains received by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate or a lower tax treaty rate.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of the Shares or the proceeds received on the sale, exchange or redemption of the Shares paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report interest and dividends required to be shown on the U.S. Holder’s U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as credit against the U.S. Holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN.

USE OF PROCEEDS

We will not receive any of the proceeds from the selling shareholder’s sales of the Shares.

EXPENSES

The following are the estimated expenses to be incurred in connection with the offering:

SEC registration fee	US$	3,416
Printing fees and expenses	US$	20,000
Legal fees and expenses	US$	150,000
Accounting fees and expenses	US$	1,300
Other expenses	US$	1,000

Total	US$	175,716

The selling shareholder has agreed to pay all costs, expenses and fees of the offering. In no event will we be responsible for any commissions, underwriting discounts or similar charges on sales of the Shares.

LEGAL MATTERS

The validity of the Shares offered hereby has been passed upon by TSMP Law Corporation, Singapore counsel for Pacific Internet, as set forth in its opinion included in Exhibit 5.1.

EXPERTS

Our Audited Consolidated Financial Statements as of and for the years ended December 31, 2003, 2004 and 2005 appearing in this prospectus and registration statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 and related exhibits, under the Securities Act, and the rules and regulations of the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

We file annual and current reports and other information with the SEC. Our annual and a number of our other reports include financial statements prepared in accordance with generally accepted accounting principles in the United States, except as disclosed therein. Our annual financial statements are examined by our independent accountants. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Documents that we file with the SEC (other than confidential filings) are also available on our corporate website, www.pacific.net.sg. No information on any of our websites is incorporated by reference in this prospectus.

The SEC allows us to “incorporate by reference” information contained within certain documents which we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supercede this information. This prospectus incorporates the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2005 which we filed with the SEC on June 30, 2006

•	all documents filed by us with the SEC on Form 20-F and, solely to the extent specified therein, on Form 6-K pursuant to the Exchange Act, after the date of this prospectus and before the termination of this offering by the selling shareholder pursuant to this prospectus (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Registration S-K promulgated by the Commission).

This prospectus does not incorporate any other document furnished, but not filed, with the SEC prior to the date of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information at no cost to you upon written or oral request directed to 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261; Attn: Mervin Wang, Investor Relations, Telephone: (65) 9798-6077.

Report Of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Pacific Internet Limited

We have audited the accompanying consolidated balance sheets of Pacific Internet Limited (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Internet Limited at December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 and Note 24 of the consolidated financial statements, in 2003, the Company changed its method of accounting for asset retirement obligations.

ERNST & YOUNG

Singapore

15 February 2006

Consolidated Balance Sheets

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

		December 31,
		2004	2005	2005
	Note	S$	S$	US$
ASSETS
Current assets:
Cash and cash equivalents		$57,964	$58,421	$35,134
Fixed deposits with financial institutions	20	—	1,151	692
Accounts receivable, net of allowance for doubtful accounts of S$3,143 and S$3,556 (US$2,139) at December 31, 2004 and 2005, respectively		25,174	28,119	16,911
Receivables from related parties	6	4,413	498	299
Inventories		341	377	227
Prepaid expenses and other current assets	7	2,651	6,741	4,054
Deferred income taxes	19	1,468	1,828	1,099

Total current assets		92,011	97,135	58,416

Non-current assets:
Investments in unconsolidated subsidiary and affiliates	8	2	346	208
Long term investments	9	32	46	28
Fixed assets—net	10	17,860	18,040	10,849
Intangible assets	11	561	4,390	2,640
Goodwill	12	28,206	32,012	19,252
Long term receivables and loan receivable from unconsolidated affiliates	13	4,957	8,802	5,293
Deposits and other assets		262	294	177
Deferred income taxes	19	533	676	407

Total non-current assets		52,413	64,606	38,854

Total assets		$144,424	$161,741	$97,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	14,15	$2,526	$2,460	$1,479
Accounts payable		9,858	11,226	6,751
Payables to related parties	16	951	910	547
Accrued expenses and other liabilities	17	26,553	29,998	18,041
Deferred income	18	5,594	7,384	4,441
Current portion of capital lease obligations	22	470	317	191
Income tax payable		4,295	3,892	2,340

Total current liabilities		50,247	56,187	33,790

Non-current liabilities:
Capital lease obligations, less current portion	22	524	297	179
Deferred income taxes	19	1,554	1,765	1,061

Total non-current liabilities		2,078	2,062	1,240

Minority interest		1,480	1,820	1,095

Shareholders’ equity
Ordinary shares, S$2 par value; authorized 25,000,000 shares, issued and outstanding 13,294,178 and 13,412,247 shares at December 31, 2004 and 2005, respectively		26,588	26,824	16,132
Additional paid-in capital		97,636	97,939	58,900
Accumulated other comprehensive income		1,366	990	596
Accumulated deficit		(34,901)	(24,081)	(14,483)
Deferred compensation		(70)	—	—

Total shareholders’ equity		90,619	101,672	61,145

Total liabilities and shareholders’ equity		$144,424	$161,741	$97,270

See accompanying notes

Consolidated Statements of Operations and Comprehensive Income

(Singapore and U.S. Dollar Amounts in Thousands, except Share and Per Share Data)

		Year Ended December 31,
		2003	2004	2005	2005
	Note	S$	S$	S$	US$
Revenues
Dial-up access		$47,792	$38,708	$29,247	$17,589
Broadband access		66,918	80,104	84,646	50,906
Leased line access		22,934	21,038	21,978	13,217
Value-added services		16,044	18,364	25,361	15,252
Commission revenue		6,808	6,537	6,122	3,682
Other (1)		6,997	5,008	3,063	1,842

		167,493	169,759	170,417	102,488

Operating costs and expenses
Cost of sales		73,866	76,243	80,263	48,270
Selling, general and administrative expenses	4	72,702	70,998	70,336	42,300
Depreciation		9,612	8,519	7,675	4,616
Amortization of intangible assets		1,021	380	425	255
Allowance for doubtful accounts receivable	23	2,079	1,506	1,488	895

Total operating expenses		159,280	157,646	160,187	96,336

Operating income		8,213	12,113	10,230	6,152

Other income (expense)
Interest income (2)		367	427	1,159	697
Interest expense (2)		(251)	(141)	(147)	(88)
Gain on disposal of quoted investment		69	—	—	—
Equity in (loss) gain of unconsolidated affiliates		(244)	306	669	402
Foreign exchange gain (loss)		549	(425)	(66)	(40)
Others	5	317	347	1,404	844

Total other income		807	514	3,019	1,815

Income before income taxes and minority interest		9,020	12,627	13,249	7,967
Provision for income taxes	19	(3,650)	(3,143)	(2,083)	(1,253)

		5,370	9,484	11,166	6,714

Minority interest		(325)	(97)	(342)	(206)
Cumulative effect adjustment—net of tax	21	(220)	—	(4)	(2)

Net income before extraordinary item		4,825	9,387	10,820	6,506
Extraordinary item—net of tax of S$nil	33	—	743	—	—

		4,825	10,130	10,820	6,506
Other comprehensive income
Foreign currency translation		3,516	77	(350)	(210)
Unrealized gain (loss) (net of income tax of S$7, S$nil and S$nil in 2003, 2004 and 2005 respectively) in available-for-sale securities		22	(23)	(26)	(16)

Comprehensive income		$8,363	$10,184	$10,444	$6,280

Net income per share:
Basic—before extraordinary item and accounting change		$0.39	$0.71	$0.81	$0.49
Cumulative effect adjustment		(0.02)	—	—	—
Extraordinary item		—	0.06	—	—

Basic—after extraordinary item and accounting change		$0.37	$0.77	$0.81	$0.49

Diluted—before extraordinary item and accounting change		$0.38	$0.69	$0.81	$0.49
Cumulative effect adjustment		(0.02)	—	—	—
Extraordinary item		—	0.06	—	—

Diluted—after extraordinary item and accounting change		$0.36	$0.75	$0.81	$0.49

Weighted average number of ordinary shares outstanding:
Basic		12,985,036	13,238,793	13,339,896	13,339,896

Diluted		13,249,096	13,429,615	13,384,706	13,384,706

(1) Includes sales to: former intermediate parent company		172	45	—	—
affiliated companies		590	626	228	137
(2) Includes interest paid to (received from) affiliated company		27	—	(43)	(26)

See accompanying notes

Consolidated Statements of Cash Flows

(Singapore and U.S. Dollar Amounts in Thousands)

		Year Ended December 31,
		2003	2004	2005	2005
	Note	S$	S$	S$	US$
Cash flows from operating activities:
Net income		$4,825	$10,130	$10,820	$6,506
Adjustment to reconcile net cash provided by (used in) operating activities
Equity in loss (gain) of unconsolidated subsidiaries and affiliates		244	(306)	(669)	(402)
Allowance for doubtful accounts receivable		2,079	1,506	1,488	895
Depreciation		9,612	8,519	7,675	4,616
Amortization of intangible assets		1,021	380	425	255
Minority interest		325	97	342	206
(Credit) provision for deferred income taxes		(860)	(123)	15	9
Realized gain on disposal of quoted investment		(69)	—	—	—
Loss on disposal of fixed assets		53	26	53	32
Write-off of fixed assets		26	21	4	2
Amortization (write back) of deferred compensation		2,375	842	(46)	(28)
Cumulative effect adjustment—net of tax		220	—	—	—
Extraordinary item		—	(743)	—	—
Changes in operating assets and liabilities, net of effects from business acquisition and dispositions:
Accounts receivable, net		111	189	(2,523)	(1,517)
Balances with related parties		(5,706)	(111)	354	213
Inventories, net		142	(1)	80	48
Prepaid expenses and other assets		87	820	(3,282)	(1,973)
Accounts payable		770	(3,642)	(506)	(304)
Other payables		552	2,350	(1,392)	(837)
Deferred income		16	3,315	1,790	1,077
Income tax payable		968	141	(753)	(453)

Net cash provided by operating activities		16,791	23,410	13,875	8,345

Cash flows from investing activities:
Acquisition of fixed assets		(5,735)	(8,031)	(7,640)	(4,595)
Acquisition of a subsidiary, net of cash received		(429)	—	(2,124)	(1,277)
Acquisition of minority interest		—	(300)	—	—
Fixed deposit with maturity more than 90 days		—	—	(1,151)	(692)
Proceeds from disposal of fixed assets		153	282	12	7
Proceeds from disposal of short term investment		250	—	—	—
Purchase of quoted equity investment		(63)	—	—	—
Proceeds from disposal of quoted equity investment		299	—	—	—
Purchase of intangible assets		(570)	(156)	(2,607)	(1,568)
Loan to affiliates		(94)	—	—	—

Net cash used in investing activities		(6,189)	(8,205)	(13,510)	(8,125)

Cash flows from financing activities:
Proceeds from bank borrowings		—	14	5	3
Repayment of bank borrowings		(605)	(132)	(71)	(43)
Repayment of capital lease obligations		(840)	(465)	(502)	(302)
Repayment of loan from affiliates		(4,250)	—	—	—
Proceeds from issuance of ordinary shares		1,329	1,618	656	395

Net cash (used in) provided by financing activities		(4,366)	1,035	88	53

Net increase in cash and cash equivalents		6,236	16,240	453	273

Cash and cash equivalents at beginning of year		35,179	41,905	57,964	34,859

Effect of exchange rate changes on cash and cash equivalents		490	(181)	4	2

Cash and cash equivalents at end of year		$41,905	$57,964	$58,421	$35,134

Supplemental disclosure of cash flow information:
Cash paid during the year for interest		$242	$134	$136	$82

Cash paid for income taxes		3,012	3,261	2,755	1,657

See accompanying notes

Consolidated Statements of Changes in Shareholders’ Equity

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

	Ordinary shares	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Deferred compensation	Total shareholders’ equity
		Singapore $
Balance at January 1, 2003	12,815,066	25,631	92,741	(49,856)	(2,226)	(382)	65,908

Net income	—	—	—	4,825	—	—	4,825
Issue of shares through the exercise of share options	219,625	438	891	—	—	—	1,329
Deferred compensation relating to options	—	—	2,101	—	—	(2,101)	—
Amortization of deferred compensation	—	—	—	—	—	2,375	2,375
Net unrealized gain (net of income tax of S$7) in available-for-sale securities	—	—	—	—	22	—	22
Foreign currency translation	—	—	—	—	3,516	—	3,516

Balance at December 31, 2003	13,034,691	26,069	95,733	(45,031)	1,312	(108)	77,975

Net income	—	—	—	10,130	—	—	10,130
Issue of shares through the exercise of share options	259,487	519	1,099	—	—	—	1,618
Deferred compensation relating to options	—	—	804	—	—	(804)	—
Amortization of deferred compensation	—	—	—	—	—	842	842
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(23)	—	(23)
Foreign currency translation	—	—	—	—	77	—	77

Balance at December 31, 2004	13,294,178	$26,588	$97,636	$(34,901)	$1,366	$(70)	$90,619

Net income	—	—	—	10,820	—	—	10,820
Issue of shares through the exercise of share options	118,069	236	419	—	—	—	655
Deferred compensation relating to options			(116)	—	—	116	—
Amortization (write back) of deferred compensation	—	—	—	—	—	(46)	(46)
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(26)	—	(26)
Foreign currency translation	—	—	—	—	(350)	—	(350)

Balance at December 31, 2005	13,412,247	$26,824	$97,939	$(24,081)	$990	—	$101,672

See accompanying notes

Consolidated Statements of Changes in Shareholders’ Equity—(Continued)

	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Deferred compensation	Total shareholders’ equity
	US $
Balance at December 31, 2004	15,990	58,718	(20,989)	822	(42)	54,499

Net income	—	—	6,506	—	—	6,506
Issue of shares through the exercise of share options	142	252	—	—	—	394
Deferred compensation relating to options	—	(70)	—	—	70	—
Amortization (write back) of deferred compensation	—	—	—	—	(28)	(28)
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	(16)	—	(16)
Foreign currency translation	—	—	—	(210)	—	(210)

Balance at December 31, 2005	$16,132	$58,900	$(14,483)	$596	$—	$61,145

Notes to Consolidated Financial Statements

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

1. Organization

Pacific Internet Limited (“Pacific Internet” or the “Company”), together with its subsidiaries and associated companies, is an Internet communications service provider in the Asia Pacific region. Incorporated in the Republic of Singapore on March 28, 1995 as Sembawang Media Pte Ltd, it changed its name to Pacific Internet Pte Ltd on March 17, 1998. On November 23, 1998, it was converted to a public company and was listed on NASDAQ on February 5, 1999.

Pacific Internet and its consolidated subsidiaries are hereinafter collectively referred to as the “Group”.

2. Business acquisitions

Singapore

On June 9, 2000, Pacfusion.com Limited (subsequently known as Pacfusion Limited) was incorporated in Bermuda (“Pacfusion”). Pacfusion had an authorized share capital of 262,000,000 shares at par value of US$0.001 each and an issued and paid-up capital of US$64,406.78 divided into 64,406,780 shares of US$0.001 each. In January 2004, the Company acquired 5,084,746 ordinary shares of US$0.001 each, representing a 7.89% equity interest in Pacfusion, from the minority shareholder for S$300 (US$184), in an effort of making Pacfusion a wholly-owned subsidiary. As a result, the Company increased its equity interest in Pacfusion from 92.11% to 100%. On April 12, 2000, Pacfusion.com (Singapore) Pte Ltd was incorporated in Singapore and subsequently changed its name to Pacfusion.com Group Holdings Pte Ltd and then to Pacfusion Group Holdings Pte Ltd and then to Pacific Internet Services Pte Ltd (“PI Services”). PI Services’ principal activities are those of investment holding and electronic commerce and portal business. During 2000, Pacfusion.com (Malaysia) Sdn. Bhd. (subsequently known as Pacfusion (Malaysia) Sdn. Bhd.) (“PF Malaysia”), Pacfusion.com (Australia) Pty Limited (“PF Australia”) and TravelFusion.com Limited (“Travelfusion”) were also incorporated in Malaysia, Australia and Bermuda on April 19, 2000, May 8, 2000 and April 27, 2000, respectively. On March 14, 2000, Pacfusion.com (Thailand) Limited (“PF Thailand”) was incorporated with PI Services holding 49.0% of its issued share capital. The Group also acquired a shell company and renamed it Pacfusion.com (Hong Kong) Limited (“PF Hong Kong”) on March 8, 2000 for a nominal sum.

Safe2Travel.com Pte Ltd (subsequently known as Safe2Travel Pte Ltd) (“Safe2Travel”) was incorporated on April 8, 2000 to acquire the travel and travel related businesses from Safe & Mansfield Travel Group Pte Ltd (“SMTG”) for a purchase consideration of S$10,000. SMTG is an established International Air Transport Association (IATA) accredited travel agency in Singapore with a focus on the corporate travel market since its formation in 1918. In December 2000, an intercompany loan of S$9,962 granted to Safe2Travel by Travelfusion was converted into equity. As a result, Travelfusion increased its interest in Safe2Travel from 85.0% to 92.5%. In September 2004, PI Services acquired 18,462,000 ordinary shares of S$1 each, representing 92.5% equity interest in Safe2Travel, from Travelfusion for S$18,462. As a result, PI Services became the immediate holding company of Safe2Travel.

During 2002, the Group conducted a restructuring exercise on its dormant subsidiaries. PF Hong Kong was deregistered with effect from December 13, 2002.

In December 2003, PF Thailand commenced liquidation.

In February 2004, PF Australia was deregistered. In March 2004, PF Malaysia was officially dissolved under Members’ Voluntary Liquidation.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

In December 2004, the Company acquired 2 ordinary shares of $1 each, representing 100% equity interest in PI Services, from Pacfusion for a nominal sum.

On October 14, 2005, TravelFusion.com Limited was officially dissolved under Members’ Voluntary Liquidation.

Australia

On January 19, 2000, Pacific Internet (Australia) Pty Limited (“PIAU”) acquired the business of Kralizec Pty Ltd (“Zeta Internet”) for approximately S$1,396. Zeta Internet is an Internet Service Provider founded in 1985 in Sydney and was one of the first Internet service providers (“ISPs”) to operate in the metropolitan area with the commercialization of the Australian Internet industry in 1994.

On February 1, 2000, PIAU acquired the business of Hub Communications Pty Ltd (“Hub Communications”) for S$536. Hub Communications is an Internet Service Provider established in Brisbane, Australia in 1995 and operated a chain of Internet cafes in Brisbane’s Central Business District.

On April 5, 2000, PIAU acquired Hunterlink Pty Limited (“Hunterlink”) for S$5,915. Hunterlink is an Internet Service Provider based in Newcastle. Hunterlink was acquired for its reliability, customer service and customer base.

On September 15, 2003, PIAU acquired the customer lists of Product Information Services Pty Ltd (“Talent Internet”) for S$315.

On October 31, 2005, PIAU entered into an agreement to acquire the entire equity interest in T3 Communications Partners Pty Ltd (“T3”) and its three subsidiaries, T3 Communications Pty Ltd, T3 Technology Solutions Pty Ltd and T3 Rewards Pty Ltd, for an initial cash payment of S$4,064 and a contingent consideration of up to a maximum of S$2,454 to be made, based on the achievement by T3 of earnings before interest and tax of A$1,000 in the first 12 months subsequent to acquisition. The contingent consideration was included in the initial costs of acquisition based on the guidance of EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination. Acquisition costs capitalized in connection with the acquisition, amounted to S$300. T3 is a specialist voice reseller to the SMB sector and was acquired as its capability in voice allowed PIAU to establish more substantial voice and data bundles and position it as a total communications service provider. These factors contributed to a purchase price in excess of the fair market value of the net tangible and intangible assets acquired, and as a result the Company recorded goodwill in connection with this transaction.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

The acquisition of T3 was accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. The results of operations of T3 were consolidated for the 3 months ending 31 December 2005. A summary of the purchase price allocation as of the acquisition date is as follows:

	S$	US$
Tangible assets
Fixed Assets	342	206
Other current assets	4,807	2,890

Total tangible assets	5,149	3,096

Intangible assets
Customer base	1,633	982
Goodwill	4,063	2,443

Total intangible assets	5,696	3,425

Liabilities assumed
Current liabilities	(3,977)	(2,392)
Non-Current liabilities	(350)	(210)

Total liabilities assumed	(4,327)	(2,602)

Net assets acquired	822	494

The pattern of economic benefits to be derived from intangible assets is estimated to be 4 years.

The following presents the condensed unaudited pro-forma results of operation of the Group as though the consolidation of T3 had occurred as of the beginning of the period:

	2004	2005	2005
	S$	S$	US$
Revenue	182,910	183,408	110,301
Net income before extraordinary item	9,962	11,322	6,809
Net income after extraordinary item	10,705	11,322	6,809
Net income per share:
Basic—before extraordinary item	0.75	0.85	0.51
Basic—after extraordinary item	0.81	0.85	0.51
Diluted—before extraordinary item	0.74	0.85	0.51
Diluted—after extraordinary item	0.80	0.85	0.51

Hong Kong

The Company first entered the Hong Kong market in June 1996 through the acquisition of a 50.1% interest in Sembawang PacMann Pte Ltd, the holding company of Pacific Supernet Limited (“PSN”). In June 1999, the Company acquired the remaining 49.9% interest in PSN from its minority shareholder, Pacific Media PLC for a consideration of $16,840 and operated in Hong Kong under the name of PSN. On January 3, 2005, PSN formally changed its name to Pacific Internet (Hong Kong) Limited (“PIHK”).

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

On December 30 2005, PIHK entered into a Cooperation Agreement with a China-based Internet services provider, Zhong Ren Telecom for the formation of an equity joint venture (“EJV”) to market integrated IP communication applications in Southern China. Under the Agreement, PIHK and Zhong Ren Telecom will each hold 50.0% of the equity interest of EJV and each party will make a capital contribution in the amount of RMB 5 million for their respective equity interest. As of 31 December 2005, no capital contribution had been made.

Thailand

On January 5, 2000, Pacific Digiway Limited (“Digiway”), an investment holding company, was incorporated in Thailand. The Company subscribed to 4,900 ordinary shares of Baht 10 each, representing a 49.0% equity interest in Digiway. Digiway in turn held a 26.0% direct equity interest in I.T. Star Company Limited. Digiway also owned 51.0% equity interest in PF Thailand.

In March 2000, the Company completed the acquisition of a 49.0% direct equity interest in I.T. Star Company Limited, which was the holding company of World Net & Services Co., Ltd. (“WNS”), an ISP based in Thailand for S$2,040. Headquartered in Bangkok, WNS had points of presence in Ayuthaya, Chon Buri and Songkha. Subsequently, I.T. Star Company Limited changed its name to Pacific Internet (Thailand) Limited (“PITH”).

On December 19, 2001, Digiway increased its equity interest in PITH from 26.0% to 41.0%. As a result, the Company’s effective interest in PITH was increased from 61.7% to 69.1%.

In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH, from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%.

Philippines

On March 18, 1998, the Company acquired a 40.0% stake in Primeworld Digital Systems, Inc. (subsequently known as Pacific Internet Philippines, Inc.) (“PIPH”), a Philippines corporation that provides Internet access in the Philippines. On July 31, 1999, the Company acquired 40.0% in PW Holding Corporation (“PWC”), a Philippines corporation, which in turn held 56.7% of PIPH. PIPH formally changed its name back to Primeworld Digital Systems, Inc. (“PDSI”) on 17 March 2005.

On March 16, 2001, the Company disposed 8.9% of its equity interest in PDSI for S$201 to an unrelated party, reducing its direct interest in PDSI from 40.0% to 31.1%. With this disposal, the Company owns direct and indirect interests of 31.1% and 22.7% respectively in PDSI. As a consequence of the above changes, the Group ceased equity accounting for its investment in PDSI and consolidated PDSI from that date, as it has met the criteria set out in Note 3, Principles of Consolidation.

India

On October 9, 1998 the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Thakral Brothers (Pte) Ltd (“Thakral Brothers”) to enter into a strategic joint venture for the operation of an Internet-related and ISP business in India (the “India Joint Venture”). On February 5, 1999, Pacific Internet India Private Limited (“PII”) was incorporated in India. On September 30, 1999, the Company acquired a 49.0% equity interest in PII. PII has obtained a nationwide license that allows it to provide public Internet access in any city in India. On February 28, 2001, the Company formally signed a joint venture agreement with an affiliate of Thakral Brothers, Glade Trading Private Limited, which holds the remaining 51.0% equity interest in PII.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

On October 5, 2005, the Government of India through the Ministry of Finance (Foreign Investment Promotion Board Unit), granted its approval to the Company to increase its equity interest in PII from 49% to 55% through a further issue of shares. As of December 31, 2005, the Company’s equity interest in PII remains at 49.0% as the increase in equity interest from 49% – 55% had not been effected.

Malaysia

Pacific Internet (Malaysia) Sdn. Bhd. (“PIMY”) was incorporated on March 2, 1999 and commenced operations in the second quarter of 2002. Its principal activity is the provision of Internet access service to corporate customers.

Pursuant to an agreement dated May 26, 2005, the Company disposed of 39% of its equity interest in PIMY to a Malaysian investor. No minority interest has been accounted for by the Group.

All of the above acquisitions were accounted for using the purchase method of accounting. The purchase prices have been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of the acquisition. The excess of purchase prices over the estimated fair values of the net assets acquired has been recorded as goodwill. The operating results of these acquisitions are included in the Consolidated Statements of Operations from the date of acquisition. For accounting policy on goodwill, please refer to Note 3.

3. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries after elimination of all intercompany balances and transactions. Investments in 20.0% to 50.0% owned affiliates with no controlling interest are accounted for by the equity method.

Where the Company has an indirect ownership of more than 50.0% in its subsidiaries, it will continue to account for these investments using the equity method until it has met the criteria set out by Statement of Financial Accounting Standards (“SFAS”) No. 94—Consolidation of All Majority-Owned Subsidiaries and Emerging Issues Task Force (“EITF”) 96-16—Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.

In January 2003, the FASB issued Interpretation No. 46 (revised December 2003) (“FIN 46R”)—Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN 46R provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements and provides guidance related to a company’s initial and subsequent measurement of newly consolidated VIEs. In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either has: an insufficient amount of equity to carry out is principal activities without additional subordinated financial support; a group of equity owners that are unable to make significant decisions about its activities; or, a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46R requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

receive a majority of the VIE’s residual returns, or both. FIN 46R must be applied to all entities subject to this Interpretation as of March 31, 2004. There was no financial statement impact from the application of this Interpretation.

Accounting records

The Company maintains its records and prepares its statutory financial statements in accordance with the provisions of the Singapore Companies Act and the Singapore Financial Reporting Standards (“FRS”). In previous years up till the financial year ended December 31, 2002, the statutory financial statements of the Company were prepared in accordance with Singapore Statements of Accounting Standard (“SAS”). The transition from SAS to FRS in the financial year ended December 31, 2003 did not result in any significant change in accounting policies. The accounting policies have been consistently applied by the Company and are consistent with those used in the previous years. The Company has obtained waivers from Chief Executive, Accounting & Corporate Regulatory Authority in Singapore from preparing, amongst others, consolidated financial statements prepared in accordance with the FRS.

The accompanying consolidated financial statements differ from the consolidated financial statements that would have been issued for statutory purposes in Singapore if the exemption was not obtained, in that they reflect certain adjustments, not recorded in the Company’s books, which are appropriate to present the consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Some examples of the adjustments relate to: (1) capitalization and amortization of goodwill, (2) deferred income taxes, and (3) stock-based compensation.

All dollar amounts included in the financial statements and in the notes herein are Singapore dollars (“S$”) unless designated as U.S. dollars (“US$”).

Foreign currency

The Company, subsidiaries and affiliates consider their respective local currencies as their functional currency and the Singapore dollar as their reporting currency. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in the Consolidated Statement of Operations when incurred.

The assets and liabilities of subsidiaries are translated into Singapore dollars (“S$”) from their respective functional currencies at the exchange rate at the balance sheet date, and revenues and expenses are translated into S$ at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

The Group’s share of net assets of unconsolidated subsidiary and affiliates are translated into S$ from their respective functional currencies at the exchange rate at the balance sheet date. The Group’s share of the operations of unconsolidated subsidiary and affiliates are translated into S$ from their respective functional currencies at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

The accompanying consolidated financial statement amounts expressed in US$ amounts are included solely for the convenience of the readers and have been translated at S$1.6628 to US$1.00, the approximate exchange rate at December 31, 2005. No representation is made that the S$ amounts could have been, or could be, converted into US$ amounts at that or any other rate.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Cash and cash equivalents

The Group includes in cash and cash equivalents all short-term, highly liquid investments with original maturities of three months or less. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts with financial institutions and are stated at cost, which approximates fair value.

The Group maintains cash and cash equivalents with various financial institutions mainly in Singapore, Hong Kong, Australia, the Philippines and Malaysia. The Group performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Group’s investment strategy.

Long term investments

Long term investments consist of equity securities. These investments are accounted for in accordance with SFAS No. 115—Accounting for Certain Investments in Debt and Equity Securities. The Group has classified all marketable securities as available-for-sale. Available-for-sale securities are reported at fair value with changes in unrealized gains and losses, net of applicable taxes, recorded in a separate component of shareholder’s equity. Realized gains and losses are included in Other income and expenses and are determined on a specific identification basis. In the event that the carrying value of an investment exceeds its fair value and the decline in value is other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair value for investments in public companies are determined using quoted market prices. Fair value for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates; liquidation values; and quoted market prices of comparable companies. In order to determine whether a decline in value is other than temporary, the Group evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition and business outlook of the company, current market conditions and future trends in the investee’s industry and the investee’s relative competitive position within the industry. Other-than-temporary declines in fair value from the original cost are charged to the Consolidated Statement of Operations in the period the loss is established.

Fixed assets

Fixed assets, including equipment under capital leases, are stated at cost and are depreciated or amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease, as follows:

Leasehold improvements	-	2 - 15 years
Computer equipment and software	-	2 - 5 years
Furniture and fixtures	-	3 - 8 years
Office equipment	-	3 - 6 years
Motor vehicles	-	5 - 6 years
Telecommunication equipment	-	9 months

Depreciation of assets under capital lease is included in depreciation expense.

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the Consolidated Statement of Operations.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Asset retirement obligations

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143—Accounting for Asset Retirement Obligations. In accordance with SFAS No. 143, the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement.

The Group adopted SFAS No. 143 as of January 1, 2003. The cumulative effect of the change on prior years resulted in a charge to income, net of tax of S$220 (S$0.02 per share), which is included in income for the year ended December 31, 2003.

Concentration of credit risk

The Group provides Internet access, e-commerce, and travel-related services. The Group has thousands of individual customers primarily located in Singapore, Hong Kong, Australia, the Philippines, India, Thailand and Malaysia. The Group performs ongoing credit evaluations of its customers’ financial condition, and generally requires no collateral from its customers. The allowance for doubtful accounts receivable is based upon the expected collectibility of outstanding accounts receivable at the balance sheet date.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Inventory

Inventory consists of the following:-

(i) Products and equipment parts for resale—they are stated at the lower of cost (calculated on a first-in-first-out basis) or market value.

(ii) Unused air-tickets and pre-admission tickets—they are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price after making allowance for expired tickets.

Accounts receivable, loan receivable and other receivables

Accounts receivable, which generally have 30-90 days terms, are recognized and carried at original invoiced amount less an allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Loan receivable is recognized and carried at cost less an allowance for any uncollectible amounts.

Services rendered but unbilled at the end of the financial year is recorded as unbilled revenue.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Allowance for doubtful debt

The Group maintains allowances for doubtful accounts for estimated losses resulting from inability of customers to make required payments. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Group considers many factors, including the age of the balance, customer’s historical payment history, their current credit-worthiness and current economic trends. As of December 31, 2004 and 2005, the Group’s allowance for doubtful debts was S$3,143 and S$3,556 (US$2,139), respectively.

Intangible assets

Identifiable intangible assets consist of the following:

(i) Trademarks, service marks and domain names—The Group has registered certain trademarks, service marks and domain names in the United States Patent and Trademark Office and other jurisdictions. The Group believes the service marks and domain names are of material importance to the Group’s business and are amortized on a straight-line basis generally over a period of 10 - 25 years.

(ii) License fee—In April 2000, the Company was awarded a Facilities-Based Operator license for a 15-year period, commencing April 1, 2000, which was transferred to a subsidiary in financial year 2004. License fees are amortized on a straight-line basis over its estimated economic life of 5 -10 years. In 2002, a license to use the Internet messaging server software with estimated useful life of 5 to 10 years was purchased. In 2005, the Company secured the wireless spectrum rights from Infocom Development Authority of Singapore (“IDA”), which is being amortized on a straight-line basis over its estimated life of 10 years.

(iii) Acquired customer list—Acquired customer list represents capitalization of specific costs incurred for the purchase of customer lists from other ISPs and is amortized on a straight-line basis over a period ranging from 2-5 years.

Annually, the Group reviews, and if necessary, adjusts the carrying value of intangible assets if the facts and circumstances suggest intangible assets may be impaired. If this review indicates the intangible assets may not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of intangible assets will be reduced by the estimated shortfall of the discounted cash flows.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses and companies over the fair value of the net assets acquired.

Under SFAS No. 142, goodwill is deemed to exist if the net book value of a reporting unit exceeds the estimated fair value. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved.

Government grants

Grants from the government are recognized in the Consolidated Statement of Operations where there is reasonable assurance that the grant will be received and all matching conditions will be complied with.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Revenue Recognition

Revenue from the provision of Internet access services and e-commerce services are recognized in the period the service is rendered in accordance with Staff Accounting Bulletin, SAB 104—Revenue Recognition in Financial Statements. Allowance for discounts is made when the related revenue is recognized. The corresponding cost is recognized when incurred.

The Group presently does not provide refunds to dial-up, broadband or leased line subscribers. Registration and activation fees are payable at the time applications are processed. Revenues generated from such fees are deferred and amortized over the estimated average life of a subscriber relationship of one year. The fees deferred and not yet amortized are shown on the Group’s Consolidated Balance Sheet as “Deferred income”. Revenues are recorded for monthly charges (which include a certain number of “free hours”) and for hours-used in excess of such “free hours”. The corresponding cost is recognized when incurred. Free months are offered in connection with referral programs or promotional discounts. Because these free months are usually given without a contract at the beginning of a subscription period, no revenue is recognized during the free months as the customer’s continuance is not assured. In 2002, the Group has adopted EITF 01-09—Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor’s Products. While the Task Force did not reach a consensus on the classification of the expense associated with free products, the SEC Observer indicated that the SEC staff believes that the expense should be classified as cost of sales.

Revenue for pre-paid cards is recognized based on usage hours. In the event that such usage hours cannot be determined or reasonably estimated, revenue is deferred and recognized upon expiration of the pre-paid cards. The corresponding cost is recognized when incurred.

Commission revenues are generated from services rendered for arrangement of air travel, hotel rooms, car rental, vacation packages and cruises. Commission revenues are recognized upon completion of the arrangement service.

The Group enters into fixed-price, long-term contracts for the installation and commissioning of Internet and intranet systems. Revenues from such contracts are recognized on the percentage-of-completion method as measured by the costs incurred to date as a percentage of the total contracts’ estimated cost. The corresponding cost is recognized when incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined.

The Group provides website application and development services that include multiple element arrangements, which may include any combination of hardware, services or software. These arrangements and stand-alone software arrangements may also involve any combination of software maintenance, software technical support or unspecified software upgrades. When some elements are delivered prior to others in an arrangement, revenue is deferred until the delivery of the last element unless there is all of the following:

•	Objective evidence of fair value of the undelivered elements, which is the price charged by the Group to an external customer for the same element when such element is sold separately.

•	The undelivered elements do not affect the quality of use or value to the customer of the delivered elements. An element has been delivered.

In November 2002, the EITF reached a consensus on Issue No. 00-21—Revenue Arrangement with Multiple Deliverables. Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provision of Issue No. 00-21 applied

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. On June 15, 2003, the Group adopted Issue No. 00-21 and the impact of the adoption did not have material effect on the Group’s Consolidated Balance Sheet, Statement of Operations or Statement of Cash Flows.

Advertising

Advertising costs, primarily advertisements through mass media and billboards, are expensed when incurred. Advertising expense for the years ended December 31, 2003, 2004 and 2005 were S$5,000, S$4,280 and S$3,194 (US$1,921), respectively.

Per share data

Earnings per share is computed in accordance with SFAS No. 128—Earnings per Share. Under SFAS No. 128, earnings per share is calculated using the weighted average number of Ordinary Shares outstanding during the year.

	December 31,
	2003	2004	2005
Weighted average shares outstanding-basic	12,985,036	13,238,793	13,339,896
Effect of dilutive stock options	264,060	190,822	44,810

Shares used for diluted earnings per share	13,249,096	13,429,615	13,384,706

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, fixed deposits with financial institutions, accounts receivable, prepaid expenses and other assets, accounts payable, accrued expenses and other liabilities approximate fair value because of the short maturity of these instruments.

The aggregate net fair value of capital lease obligations of the Company which are not carried at fair value in the Consolidated Balance Sheet as at December 31, 2005 is $614 (US$370). The fair values of these capital lease obligations are estimated using discounted cash flow analysis, based on their effective interest rates.

The carrying amount of the bank borrowings issued pursuant to the Group’s bank credit agreement approximates fair value due to its short-term maturity.

Stock-based compensation plans

The Group has adopted the disclosure-only provisions of SFAS No. 123—Accounting for Stock Based Compensation (“SFAS No. 123”) and applies Accounting Principles Board Opinion No. 25—Accounting for Stock Issued to Employees (“APB No. 25”) and related interpretations in accounting for its employee stock-based compensation plans. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS No. 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model. The compensation cost is amortized over the vesting period of the options.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

If the Company elected to recognize compensation costs for all plans based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss and loss per common share would have been different as the pro forma amounts indicate below:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Net income, as reported	4,825	10,130	10,820	6,506
Add(Deduct): Stock-based compensation expense included in reported net income, net of related tax effects	2,375	842	(109)	(66)
Deduct: Total stock based compensation expense determined under fair value based method of all awards, net of related tax effects	(1,678)	(5,041)	(2,464)	(1,482)

Pro forma net income	5,522	5,931	8,247	4,958

Basic net income per share
As reported	0.37	0.77	0.81	0.49
Pro forma	0.43	0.45	0.62	0.37
Diluted net income per share
As reported	0.36	0.75	0.81	0.49
Pro forma	0.42	0.45	0.62	0.37

The effect of applying SFAS No. 123 for recognizing compensation expense and providing pro-forma disclosures are not likely to be representative of the effects on reported net income for future years.

Fair values of options used to compute pro forma net income and net income per common share disclosures were determined using the Black-Scholes Option Pricing Model with the following assumptions:

The Company	Dividend yield	Expected Volatility	Risk-free interest rate (weighted average in %)	Expected holding period (weighted average in years)
1998 Employee Share Option Plan	0%	155.18%	4.85%	2.94
1999 (1st tranche) Share Option Plan	0%	155.18%	5.84%	2.94
1999 (2nd tranche) Share Option Plan	0%	140.00%	6.35%	2.77
1999 (3rd tranche) Share Option Plan	0%	140.09%	4.79%	2.94
1999 (4th tranche) Share Option Plan	0%	147.02%	4.27%	2.94
1999 (5th tranche) Share Option Plan	0%	134.94%	1.85%	2.76
1999 (6th tranche) Share Option Plan	0%	129.55%	1.56%	2.76
1999 (7th tranche) Share Option Plan	0%	116.37%	4.44%	1.76

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

The table below summarized the weighted average fair value and exercise price of the stock options granted during the year.

	2003	2004	2005	2005
	S$	S$	S$	US$
Weighted average grant-date fair value of stock options granted during the year:
Where exercise price is higher than market price	7.80	12.06	6.02	3.62

Weighted average exercise price of stock options granted during the year:
Where exercise price is higher than market price	11.22	16.92	10.69	6.43
4. Selling, general and administrative expenses Selling, general and administrative expenses comprise the following:
	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Payroll and related staff costs	$49,759	$50,016	$50,170	$30,172
Sales and marketing expenses	5,950	5,467	4,855	2,920
Traveling expenses	1,272	1,292	1,412	849
Office expenses	11,632	10,201	9,918	5,965
Professional and consultancy fees	1,390	2,186	1,694	1,019
Others	2,699	1,836	2,287	1,375

	$72,702	$70,998	$70,336	$42,300

        Included in professional and consultancy fees is consultancy fees paid or payable to a Director-related company of S$58, S$72 and S$24 (US$14) for the years ended December 31, 2003, 2004 and 2005, respectively.

        Defined contribution costs, which are included in payroll and related staff costs, are S$3,507, S$2,698 and S$2,339 (US$1,407) for the years ended December 31, 2003, 2004 and 2005, respectively.

5. Others

        Others comprise the following:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Loss on disposal of fixed assets	$(53)	$(26)	$(53)	$(32)
Miscellaneous income	370	373	1,457	876

	$317	$347	$1,404	$844

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

6. Receivables from related parties

	December 31,
	2004	2005	2005
	S$	S$	US$
Receivable from former intermediate parent company
SembCorp Industries Ltd	$262	—	—

Receivable from unconsolidated subsidiary
Pacific Internet (Thailand) Limited	1,080	—	—

Receivable from affiliates
Pacific Internet India Private Limited	1,687	—	—
World Net & Services Co, Ltd.	772	468	281
Others	612	30	18

	$4,413	$498	$299

As of December 31, 2004 and 2005, the amounts receivable from related parties included amounts of S$619 and S$30 (US$18) from the sale of goods and services respectively.

The amount receivable from PITH relates to the loan to PITH and payments made by the Company on their behalf. As of December 31, 2005, the amount was reclassified to non-current assets as the repayment period was more than a year.

The amount receivable from PII and WNS relates to payments made by the Company on their behalf. As of December 31, 2005, the amount receivable from PII was reclassified to non-current assets as the repayment period was more than a year.

The amount receivable from affiliates—others mainly relates to sale of air-tickets and provision of Internet access services.

The above receivables are payable upon demand and interest-free, except for the loan to PITH, which bears interest of 2% (2004: 2%) per annum.

7. Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deposits	$481	$3,018	$1,815
Prepaid expenses	1,579	2,622	1,577
Recoverable from third parties	254	745	448
Other assets	337	356	214

	$2,651	$6,741	$4,054

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

8. Investments in unconsolidated subsidiary and affiliates

On January 5, 2000, Digiway, an investment holding company, was incorporated in Thailand. The Company subscribed to a 49.0% equity interest in Digiway, which in turn held a 26.0% equity interest in PITH. From March 2000 to December 19, 2001, the Company effectively owned 61.7% interest in PITH, comprising a 49.0% direct equity interest and 12.7% indirect interest via Digiway. On December 19, 2001, Digiway increased its equity interest in PITH to 41.0%. As a result, the Company’s effective interest in PITH was increased to 69.1%. In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%.

The Group will continue to account for PITH using the equity method until it has met the criteria to consolidate the financial statements of PITH under SFAS No. 94—Consolidation of All Majority-Owned Subsidiaries and EITF 96-16—Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.

Summarized combined balance sheet and statement of operations for the unconsolidated subsidiary, PITH is presented below:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Summarized Statement of Operations Information
Net Sales	$7,725	$11,624	$15,109	$9,086
Gross Profit	2,359	4,533	5,256	3,161
Net (loss) profit	(237)	644	663	399

Summarized Balance Sheet Information
Current assets	$3,180	$4,479	6,055	3,641
Non-current assets	1,723	1,768	2,444	1,470
Current liabilities	6,024	6,683	8,293	4,987
Non-current liabilities	—	16	2	1

On October 9, 1998 the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Thakral Brothers (Pte) Ltd (“Thakral Brothers”) to enter into a strategic joint venture for the operation of an Internet-related and ISP business in India (the “India Joint Venture”). On February 5, 1999, PII was incorporated in India. On September 30, 1999, the Company acquired a 49.0% equity interest in PII. PII has obtained a nationwide license that allows it to provide public Internet access in any city in India. On February 28, 2001, the Company formally signed a joint venture agreement with an affiliate of Thakral Brothers.

As of December 31, 2005 the unamortized difference between the amount at which the investment in PITH was carried and the amount of the Group’s underlying equity in net assets represents goodwill of S$557 (US$335).

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Summarized combined balance sheet and statement of operations for the unconsolidated affiliates, namely PWC, PII and Digiway is presented below:

		December 31,
		2003	2004	2005	2005
		S$	S$	S$	US$
Summarized Statement of Operations Information
Net sales		$927	$2,074	$3,075	$1,849
Gross profit		131	949	1,477	888
Net (loss)/profit		(828)	(360)	349	210

Summarized Balance Sheet Information
Current assets		$1,027	$1,347	$1,864	$1,121
Non-current assets		946	379	156	94
Current liabilities		15,579	15,523	15,461	9,298
9. Long term investments The following table summarizes the Group’s investment in securities, all of which are considered available-for-sale investments.
	December 31, 2005
	Cost	Gross Unrealized Loss	Impairment in value of investments	Carrying Value	Carrying Value
	S$	S$	S$	S$	US$
Quoted equity investments	$69	$(23)	$—	$46	$28
Unquoted equity investments	1,454	—	(1,454)	—	—

	$1,523	$(23)	$(1,454)	$46	$28

	December 31, 2004
	Cost	Gross Unrealized Loss	Impairment in value of investments	Carrying Value	Carrying Value
	S$	S$	S$	S$	US$
Quoted equity investments	$58	$(26)	$—	$32	$20
Unquoted equity investments	1,454	—	(1,454)	—	—

	$1,512	$(26)	$(1,454)	$32	$20

Unquoted equity investments are accounted for under the cost method. It is not practicable to estimate the fair value of the investment because of the limited information available to the Group and because of the significance of the cost to obtain an outside appraisal. Any impairment in the value of the investments is reported in the Consolidated Statement of Operations in the year the impairment is identified. The impairment analysis is performed based on the specific identification method. These investments generally consist of minority equity interests in a company in related Internet or telecommunication businesses incorporated in the United States of America.

Quoted equity investments are carried at fair value, with any unrealized gains and losses, net of applicable taxes, reported in a separate section of shareholder’s equity. Realized gains and losses are included in the statement of operations and are determined on a specific identification basis. Other than temporary declines in

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

market value from the original cost are charged to the Consolidated Statement of Operations in the period in which the loss occurs. These investments consist of equity interest in a telecommunication company and a bank incorporated in the Philippines. Proceeds from sale of available-for-sale securities in the year ended December 31, 2003, 2004 and 2005 were S$299, nil and nil respectively. The gross realized gain in the year ended December 31, 2003, 2004 and 2005 totaled S$69, nil and nil respectively.

10. Fixed assets—net

Fixed assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Computer equipment and software	$54,596	$59,234	$35,623
Furniture and fixtures	2,029	2,289	1,377
Leasehold improvements	6,099	6,539	3,933
Office equipment	5,354	5,597	3,366
Motor vehicles	131	82	49
Telecommunication equipment	1,717	1,721	1,035
Construction-in-progress	1,155	1,665	1,001

	71,081	77,127	46,384
Less: accumulated depreciation	(53,221)	(59,087)	(35,535)

	$17,860	$18,040	$10,849

Fixed assets that are acquired under capital leases consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Computer equipment and software	$2,710	$2,641	$1,588
Less: accumulated depreciation	(1,066)	(1,593)	(958)

	$1,644	$1,048	$630

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

11. Intangible assets

Intangible assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Cost
License fees	$827	$3,165	$1,903
Trademarks, service marks and domain name	208	468	281
Acquired customer list	7,137	8,669	5,214

	8,172	12,302	7,398

Accumulated Amortization
License fees	$(681)	$(854)	$(513)
Trademarks, service marks and domain name	(64)	(71)	(43)
Acquired customer list	(6,866)	(6,987)	(4,202)

	(7,611)	(7,912)	(4,758)

Net Carrying Value
License fees	$146	$2,311	$1,390
Trademarks, service marks and domain name	144	397	238
Acquired customer list	271	1,682	1,012

	$561	$4,390	$2,640

The amortization expense for the year ended December 31, 2005 was S$425 (US$255). The estimated amortization expense for the next five years is as follows:
		S$	US$
For the year ending December 31,
2006		$766	$461
2007		760	457
2008		662	398
2009		560	337
2010		254	153
12. Goodwill
	December 31,
	2004	2005	2005
	S$	S$	US$
Goodwill	$51,757	$55,350	$33,287
Less : accumulated amortization	(23,551)	(23,338)	(14,035)

	$28,206	$32,012	$19,252

The Group reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142. The provisions of SFAS No.142 require that a two-step impairment test be performed on goodwill. In the first step, the fair value of each reporting unit is compared to its carrying value. The reporting units are consistent with the reportable

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

segments identified in Note 27. Fair value of the reporting units is determined using the income approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the Group performs the second step, which is determining the implied fair value of the reporting unit’s goodwill, and comparing it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The Group completed the annual impairment test and determined that goodwill is not impaired.

The changes in carrying amount of goodwill for the years then ended are as follows:

	December 31, 2005
	Carrying Amount	Carrying Amount
	S$	US$
Balance at January 1, 2005	$28,206	$16,963
Arising from acquisition of a subsidiary	4,063	2,443
Translation adjustment	(257)	(154)

Balance at December 31, 2005	$32,012	$19,252

December 31, 2004
Carrying Amount
S$
Balance at January 1, 2004	$28,903
Arising from acquisition of shares from minority interest	(659)
Translation adjustment	(38)

Balance at December 31, 2004	$28,206

Goodwill attributable to operating segments for the years ended December 31, 2004 and December 31, 2005 are as follows:

	December 31, 2005
	Access	Travel	Consolidated
Balance at January 1, 2004	$20,545	$8,358	$28,903
Arising from acquisition of shares from minority interest	—	(659)	(659)
Translation Adjustment	(38)	—	(38)

Balance at December 31, 2004	20,507	7,699	28,206
Arising from acquisition of a subsidiary	4,063	—	4,063
Translation Adjustment	(257)	—	(257)

Balance at December 31, 2005	$24,313	$7,699	$32,012

13. Long term receivables and loan receivable from unconsolidated affiliates

Long term receivables and loan receivable from unconsolidated affiliates is unsecured, interest free and not expected to be repaid within one year, except for an amount of S$2,173 (2004: S$2,173) which bears interest at 2% (2004: 2.0% to 7.75%) and is not expected to be repaid within one year.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

14. Banking Facilities

As of December 31, 2004 and 2005, the Group had uncommitted revolving credit facilities, representing short-term loan facilities, overdraft facilities and guarantees from various banks, of S$25,821 and S$26,276 (US$15,802) respectively. The weighted average interest rate was 2.23% per annum. Total unused credit facilities available to the Group as of December 31, 2004 and 2005 were S$16,996 and S$16,772 (US$10,087), respectively.

15. Bank borrowings

	December 31,
	2004	2005	2005
	S$	S$	US$
Secured	$88	$21	$13
Unsecured	2,438	2,439	1,466

	$2,526	$2,460	$1,479

As of December 31, 2005, bank borrowings of S$21 (US$13) were secured by leasehold improvements and motor vehicles of PDSI with net book values of S$110 (US$66) and S$6 (US$4) respectively. The weighted average interest rate was 9.78% (2004: 9.90%) per annum.

16. Payables to related parties

	December 31,
	2004	2005	2005
	S$	S$	US$
Payable to former intermediate parent company
SembCorp Industries Ltd	$7	$—	$—

Payable to former immediate parent company
SembCorp Ventures Pte Ltd	96	—	—

Payable to affiliates
Others	848	910	547

	$951	$910	$547

The amount payable to SembCorp Ventures Pte Ltd largely relates to payments made on behalf of a subsidiary. The amount payable to SembCorp Industries Ltd largely relates to payments made on behalf of a subsidiary.

Other payables above are non-trade in nature, interest-free and have no fixed terms of repayment.

17. Accrued expenses and other liabilities

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2004	2005	2005
	S$	S$	US$
Accrued payroll	$5,567	$5,726	$3,444
Accrued operating expenses	16,752	17,605	10,588
Deposits received	2,930	2,814	1,692
Other payables	1,304	3,853	2,317

	$26,553	$29,998	$18,041

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Included in other payables of 2005 is an amount of S$2,454 (US$1,476) relating to the contingent consideration for T3. Please refer to Note 2 Business Acquisitions—Australia.

18. Deferred income

Deferred income consists of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deferred registration and activation fees	$303	$777	$467
Advanced billings	5,291	6,607	3,974

	5,594	7,384	4,441

19. Income taxes

The Group accounts for income taxes using the liability method under SFAS No. 109—Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates when the differences are expected to reverse.

The components of deferred income taxes are as follows:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deferred tax liabilities:
Fixed assets	$1,521	$1,765	$1,061
Others	33	—	—

	$1,554	$1,765	$1,061

Deferred tax assets:
Uncollectible accounts receivable	$689	$748	$450
Fixed assets	63	61	37
Net operating loss and unabsorbed capital allowances carry forward	4,554	3,063	1,842
Others	1,359	1,457	876

	6,665	5,329	3,205
Valuation allowance	(4,664)	(2,825)	(1,699)

	$2,001	$2,504	$1,506

Net deferred tax assets	$447	$739	$445

The net change in the valuation allowance for the years ended December 31, 2003, 2004, and 2005, was an increase (decrease) of S$336, S$(875) and S$(1,839) [US$(1,106)], respectively.

Under Singapore tax law, net operating losses and unabsorbed capital allowances can be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

provisions of the Income Tax Act. Under both the Hong Kong and Australian tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Inland Revenue Ordinance and Income Tax Assessment Act, respectively. Singapore also has a loss-transfer system of group relief (group relief system). Under the group relief system, a company belonging to a group may transfer its current year unabsorbed trade losses and current year unabsorbed capital allowances to another company belonging to the same group, to be deducted against the assessable income of the latter company. Under the Philippines tax law, net operating losses can be carried forward to offset future taxable income from the entity that originally generated the loss for the three consecutive taxable years immediately following the year of loss, subject to the provision of the National Inland Revenue Code 1997 of the Philippines. Under Malaysia tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Malaysia Income Tax Act.

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Pre-tax income (loss)
Singapore	$7,864	$10,288	$8,143	$4,897
Foreign:
Australia	167	1,158	3,410	2,051
Hong Kong	681	805	719	432
The Philippines	643	210	395	237
Thailand	157	477	491	295
India	(401)	(171)	178	107
Malaysia	(91)	(140)	(87)	(52)

	$9,020	$12,627	$13,249	$7,967

Income tax (expense) credit consists of the following:
	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Current:
Singapore	$(4,262)	$(3,183)	$(1,919)	$(1,154)
Foreign	(106)	(83)	(147)	(88)

	(4,368)	(3,266)	(2,066)	(1,242)

Deferred:
Singapore	$718	$(2)	$(251)	$(151)
Foreign	—	125	234	140

	$718	$123	$(17)	$(11)

	$(3,650)	$(3,143)	$(2,083)	$(1,253)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

The reconciliation of tax computed by applying the statutory income tax rate to pre-tax income is:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Tax at Singapore Statutory rate of 20.0% (2004: 20.0%, 2003: 22.0%)	$(1,984)	$(2,525)	$(2,650)	$(1,594)
Foreign tax rate differences	(32)	(124)	(330)	(198)
Expenses not deductible for tax purposes	(1,099)	(638)	(312)	(188)
Changes in valuation allowances	341	598	1,319	793
Changes in enacted tax rates	—	—	—	—
Underprovision of tax in prior years	(952)	—	—	—
Others	76	(454)	(110)	(66)

	$(3,650)	$(3,143)	$(2,083)	$(1,253)

        The underprovision of tax in prior years of S$952 in 2003 arose from expenses deducted in computing tax in prior years for which the tax authority of Singapore has taken the position in the current financial year that these expenses are not deductible.

20. Fixed deposits with financial institutions

        Fixed deposits with financial institutions relate to fixed deposits with maturity more than 90 days that earn interest at the prevailing short-term deposit rates. The carrying value of bank deposits approximates net fair value due to their short term to maturity.

21. Cumulative effect adjustment—net of tax

        Effective January 1, 2003, the Group adopted the method of accounting for asset retirement obligations in accordance with SFAS No. 143—Accounting for Asset Retirement Obligations. The charge for the cumulative effect up to December 31, 2002 recognized by the Group was $220. Further details on Accounting for Asset Retirement Obligation can be found in Note 24.

22. Leases

		December 31,
		2004	2005	2005
		S$	S$	US$
Current portion of capital lease obligations		$470	$317	$191
Non-current portion of capital lease obligations		524	297	179

		$994	$614	$370

The Company leases its corporate offices under non-cancelable operating leases, which expire in 2006. The Company has the option to extend each of these leases for an additional three years.

Operating leases also include international leased lines with cancelable and non-cancelable leases expiring at various dates by 2007. The lease agreements do not include renewal options.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

Future minimum lease payments for capital leases and operating leases with initial or remaining terms of one year or more are as follows as of December 31, 2005.

	Capital Leases		Operating Leases
	S$	US$	S$	US$
Year Ended December 31:
2006	$344	$207	$6,987	$4,202
2007	208	125	2,300	1,383
2008	104	63	1,509	908
2009	—	—	198	119
2010	—	—	—	—

Total minimum lease payments	656	395	$10,994	$6,612

Less amount representing interest	(42)	(25)

Present value of net minimum lease payments	614	370
Less non-current portion	(297)	(179)

Current portion of capital lease obligation	$317	$191

Supply contracts for satellite bandwidth of S$2,785 (US$1,675), payable within one year from December 31, 2005 were included in operating leases.

The operating leases expenses of the Group are as follows:-

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
International leased lines	$10,573	$7,195	$6,397	$3,847
Office and equipment rental	4,968	3,708	3,635	2,186
Broadband leases	11,751	17,194	17,160	10,320
Corporate trunk line leases	6,140	5,435	5,300	3,187
Other operating leases	1,939	1,682	1,028	618

	$35,371	$35,214	$33,520	$20,158

Rental payments under operating leases are expensed on a straight line basis over the periods of the respective lease.

23. Valuation and qualifying accounts

Year Ended December 31,	Balance at Beginning of Period	Charged to Costs and Expenses	Due to acquisition of subsidiary	Deductions write-offs	Translation Difference	Balance at End of Period	Balance at End of Period
	S$	S$	S$	S$	S$	S$	US$
Allowance for doubtful accounts receivable
2003	4,225	2,079	—	(2,561)	(63)	3,680	2,255
2004	3,680	1,506	—	(1,657)	(386)	3,143	1,926
2005	3,143	1,488	229	(1,360)	56	3,556	2,139

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

24. Asset retirement obligation

Effective January 1, 2003, the Group adopted the method of accounting for asset retirement obligations in accordance with SFAS No. 143—Accounting for Asset Retirement Obligations. Previously, the Group had not been recognizing amounts related to asset retirement obligations. The Group recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of a fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. A reliable estimate of the market premium risk cannot be made, as this information is not readily available; as such this has been excluded in the computation of the estimate of the fair value of the asset retirement obligations.

The pro forma effects of the application of SFAS No. 143 as if the Statement had been adopted on January 1, 2001 (rather than January 1, 2003) are presented below:

2003
S$
Pro forma amounts assuming the accounting change is applied retroactively net-of-tax:

Net income	$5,045
EPS—basic	0.39
EPS—diluted	0.38

The Group leases various operating facilities in Asia and has renovated the premises as well as installed various fixtures in the premises. According to the lease contract, the Group is legally required to restore the premises back to its original condition at the end of the lease. The Group recognized the fair value of liabilities for asset retirement obligation and capitalized that cost as part of the cost basis of leasehold improvements and depreciates it on a straight line bases over 2 – 5 years. The following table describes all changes to the Group’s asset retirement obligation liability, recorded as part of accrued operating expenses:

	December 31,
	2004	2005	2005
	S$	S$	US$
Balance at beginning of year	$332	$324	$195
Liabilities incurred	—	49	29
Liabilities settled	(22)	(2)	(1)
Translation difference	(1)	—	—
Accretion expense	15	26	16

Balance at end of year	$324	$397	$239

The pro forma asset retirement obligation liability balances as if SFAS No. 143 had been adopted on January 1, 2001 (rather than January 1, 2003) are as follows:

December 31, 2003
S$
Pro forma amounts of liability for asset retirement obligation at beginning of year:	$327

Pro forma amounts of liability for asset retirement obligation at end of year:	$332

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

25. Declaration of dividends

In a general meeting, the Company may, by ordinary resolution, declare dividends but no dividend will be payable in excess of the amount recommended by the directors. Singapore law allows dividends to be paid only out of profits of the Company, determined in accordance with accounting principles generally accepted in Singapore. As the Company is incorporated in Singapore, all dividends declared will be denominated in Singapore currency. The Company has not declared any dividends to date. The amount of the Company’s retained earnings available for distribution was approximately S$9,663 (US$5,811). The Group does not anticipate paying cash dividends in the foreseeable future.

26. Related party transactions

Prior to May 1999, the Company was a 74.99% owned subsidiary of SembCorp Ventures Pte Ltd (formerly known as Sembawang Ventures Pte Ltd). The Company’s intermediate parent companies at that point in time were Sembawang Corporation Ltd and SembCorp Industries Ltd.

In May 1999, the parent company, SembCorp Ventures Pte Ltd, diluted their shareholdings from 54.6% to 41.8%. Since then, SembCorp Ventures Pte Ltd and SembCorp Industries Ltd are considered as the former immediate parent company and former intermediate parent company, respectively. During the year ended December 31, 2003, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 41.8% to 30.8%. During the year ended December 31, 2004, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 30.8% to 29.2%.

In July 2005, Kingsville Capital Limited, completed its acquisition of SembCorp Ventures Pte Ltd’s entire shareholding in the Company. Kingsville Capital Limited represents a group of investors put together by Titan Capital Pte Ltd, an investment and financial advisory firm incorporated in Singapore. On September 29, 2005, Vantage Corporation Limited announced that it had entered into a sale and purchase agreement with Kingsville Capital Limited to acquire its entire equity interest of 28.6% in the Company for an aggregate consideration of US$30.5 million. As at December 31, 2005, completion of the transaction had not occurred.

For the year ended December 31, 2005, the Company provided a loan amounting to S$210 to associated companies.

For the years ended December 31, 2003, 2004 and 2005, the Company provided Internet Access and related services amounting to S$172, S$45 and S$ nil (US$nil) respectively, to its former intermediate parent company.

For the years ended December 31, 2003, 2004 and 2005, Safe2Travel provided travel-related services amounting to S$155, S$159 and S$149 (US$89) respectively, to the Group’s former intermediate parent company and other affiliated companies.

For the years ended December 31, 2003, 2004 and 2005, consultancy fees paid or payable by Safe2Travel amounted to S$58, S$72 and S$27 (US$16) respectively, to a Director-related company.

27. Segment reporting

In accordance with SFAS No. 131—Disclosures about Segments of an Enterprise and Related Information, certain information should be disclosed based on the financial information management analyzes for making operating decisions and assessing performance. The Group operates in three reportable segments as each of these segments offer different products and services:

•	Internet Access and Internet Services

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

•	e-Commerce Services

•	Travel-related Services

INTERNET ACCESS AND INTERNET SERVICES (“ACCESS”). This segment includes all Internet access services such as dial-up, leased lines, broadband, value added services and all other Internet access-related services.

E-COMMERCE SERVICES (“E-COMMERCE”). This segment includes e-commerce services, website content and community related services as well as application development services.

TRAVEL-RELATED SERVICES (“TRAVEL”). This segment includes services provided by a “brick-and-mortar” travel agent, such as air ticketing, tours, hotels and other travel-related services.

December 31, 2003	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$158,970	$1,715	$6,808	$—	$167,493
Intersegment	—	—	11	(11)	—

Total revenues	158,970	1,715	6,819	(11)	167,493
Depreciation & amortization	(9,967)	(442)	(224)	—	(10,633)
Other operating expenses	(140,753)	(2,162)	(5,743)	11	(148,647)
Interest income	316	2	49	—	367
Interest expense	(251)	—	—	—	(251)
Equity in (loss) profit of unconsolidated affiliates	(460)	216	—	—	(244)
Other non-operating income	602	55	278	—	935
Income tax expenses	(3,396)	—	(254)	—	(3,650)
Minority interest	(244)	(15)	(66)	—	(325)
Cumulative effect adjustment	(167)	(14)	(39)	—	(220)

Segment P&L	$4,650	$(645)	$820	$—	$4,825

Total assets	$100,169	$5,047	$27,524	$—	$132,740

Expenditures for long-lived assets	$6,021	$16	$39	$—	$6,076

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

December 31, 2004	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$162,172	$1,050	$6,537	$—	$169,759
Intersegment	—	—	13	(13)	—

Total revenues	162,172	1,050	6,550	(13)	169,759
Depreciation & amortization	(8,517)	(309)	(73)	—	(8,899)
Other operating expenses	(141,256)	(1,703)	(5,801)	13	(148,747)
Interest income	358	5	64	—	427
Interest expense	(134)	(7)	—	—	(141)
Equity in profit of unconsolidated affiliates	306	—	—	—	306
Other non-operating (expense) income	(77)	(97)	96	—	(78)
Income tax expenses	(3,004)	(2)	(137)	—	(3,143)
Minority interest	(50)	(47)	—	—	(97)
Extraordinary item	743	—	—	—	743

Segment P&L	$10,541	$(1,110)	$699	$—	$10,130

Total assets	$113,830	$4,420	$26,174	$—	$144,424

Expenditures for long-lived assets	$8,134	$—	$37	$—	$8,171

December 31, 2005	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$164,285	$10	$6,122	$—	$170,417
Intersegment	—	—	25	(25)	—

Total revenues	164,285	10	6,147	(25)	170,417
Depreciation & amortization	(7,889)	(161)	(50)	—	(8,100)
Other operating expenses	(145,501)	(392)	(6,219)	25	(152,087)
Interest income	1,024	9	126	—	1,159
Interest expense	(136)	(11)	—	—	(147)
Equity in loss of unconsolidated affiliates	669	—	—	—	669
Other non-operating income	1,089	32	217	—	1,338
Income tax expenses	(1,931)	—	(152)	—	(2,083)
Cumulative effect adjustments	(4)	—	—	—	(4)
Minority interest	(338)	(4)	—	—	(342)

Segment P&L	$11,268	$(517)	$69	$—	$10,820

Total assets	$129,274	$3,685	$28,782	$—	$161,741

Expenditures for long-lived assets	$16,144	$363	$36	$—	$16,543

Inter segment sales and transfers were accounted as if the sales or transfers were to third parties, that is, at current market prices.

The e-commerce and travel segment relate solely to the geographical area of Singapore.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Geographical area
Net revenues :

Singapore (a) :
Unaffiliated customers	$87,979	$81,184	$72,038	$43,323
Intercompany	1,386	1,003	458	275

Hong Kong (b) :
Unaffiliated customers	34,012	33,797	35,910	21,596
Intercompany	59	51	40	24

Australia (b) :
Unaffiliated customers	31,921	41,881	50,380	30,298
Intercompany	—	45	140	84

Philippines (b) :
Unaffiliated customers	12,649	11,896	10,864	6,534
Intercompany	102	16	64	38

Malaysia (b) :
Unaffiliated customers	932	1,001	1,225	737
Intercompany	—	—	40	24

	169,040	170,874	171,159	102,933
Elimination	(1,547)	(1,115)	(742)	(445)

	$167,493	$169,759	$170,417	$102,488

Long-lived Assets
Singapore
—Fixed assets, net	$7,606	$7,784	$6,958	$4,185
—Intangibles and goodwill, net	8,654	7,845	10,009	6,019
Hong Kong
—Fixed assets, net	3,498	3,907	5,395	3,245
—Intangibles and goodwill, net	8,160	8,160	8,160	4,908
Australia
—Fixed assets, net	5,130	4,337	4,282	2,575
—Intangibles and goodwill, net	12,327	12,213	17,410	10,470
Philippines
—Fixed assets, net	2,339	1,713	1,307	786
—Intangibles and goodwill, net	565	549	823	495
Malaysia
—Fixed assets, net	171	119	98	58

	$48,450	$46,627	$54,442	$32,741

Net (liabilities)/assets of significant operations outside Singapore
Hong Kong	300	1,073	1,868	1,123
Australia	16,836	18,283	21,008	12,634
Philippines	(945)	(763)	69	41

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

(a)	Reportable segments of the geographical area of Singapore include Access, Travel and E-commerce segments. Travel and E-commerce segment information have been disclosed in the above table by Reportable Segment. Access segment net revenues for the Singapore geographical area is as follows:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Unaffiliated customers	$79,456	$73,597	$65,906	$39,636
Intercompany	1,386	1,003	458	275

(b)	Reportable segment of geographic areas of Hong Kong, Australia, Philippines and Malaysia is Access segment.

28. Licenses

The Group has obtained authorization to use the products of each licensor of software that the Group bundles in its front-end software product provided to subscribers. The particular applications included in the Company’s start-up packages have, when necessary, been licensed, including Microsoft Internet Explorer from Microsoft Corporation (the license is automatically renewed for successive one-year terms), Netscape Navigator from Netscape Communications Corporation (the license is automatically renewed annually), the evaluation version of WinZip from NicoMak Computing, Inc., Adobe Acrobat Reader from Adobe Systems Incorporated (the license is valid unless terminated by licensor), mIRC by MIRC Co. Ltd and WS_FTP from Ipswitch, Inc. (the license is automatically renewed annually).

Historically, any license fees charged to the Group upon enrollment of additional subscribers were generally passed through to subscribers in their start-up fees. However, the Group has increasingly waived start-up fees in Singapore due to competitive pressures and has absorbed the cost of license fees. Microsoft currently does not charge the Group a license fee with respect to the Group’s distribution of Microsoft Internet Explorer; however, there can be no assurance that such arrangement will continue in the future. The Group currently intends to maintain or negotiate renewals of all relevant existing software licenses and authorizations as necessary. The Group may also want or need to license other applications in the future. Other applications included in the Group’s start-up package are shareware that the Group has obtained permission to distribute or that are from the public domain and are freely distributable.

29. Common stock

The Company completed its first and second offerings (collectively known as the “offerings”) of common stock on February 5, 1999 and May 20, 1999, respectively. The Company sold an aggregate of 2,500,000 shares in the offerings and received net proceeds after offerings expenses amounting to approximately S$76,300.

30. Stock option plan

The Group has three fixed stock option plans under which it may grant options to certain employees, directors, officers and consultants of the Group to subscribe for shares within the Group.

The 1998 Employees’ Share Option Plan was established by the Company in November 1998 and became effective upon the Company’s initial public offering. Options to purchase up to 1,500,000 shares were granted, of which 1,498,500 were accepted, at an exercise price equal to the initial public offering price of US$17.00 per share and no amounts applicable thereto are reflected in the Consolidated Statement of Operations. The 1998 Employees’ Share Option Plan expired in financial year 2004.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

In November 1999, the Company established the 1999 Share Option Plan. As of December 31, 2005, a total of seven tranches were granted under the aforesaid plan, namely, on November 10, 1999, April 25, 2000, January 10, 2001, April 10, 2001, August 18, 2003, March 25, 2004 and November 7, 2005 respectively. The exercise price is the average of the officially quoted closing price of the Company’s shares on the NASDAQ’s National Market System for the five trading days immediately preceding the date of grant, which was determined to be US$32.48, US$25.60, US$3.60, US$3.09, S$11.22, S$16.92 and S$10.69 (US$6.43) per share for the respective seven tranches. As of December 31, 2005, options to subscribe for an aggregate of 4,059,100 shares have been granted under this plan, of which 3,813,150 were accepted.

As at December 31, 2005, options to subscribe for 768,681 shares under the 1999 Share Option Plan have been exercised by employees. An aggregate of 1,035,729 stock options remains outstanding as of the aforesaid date.

The first and second tranche of options expired during financial year 2004 and 2005, respectively.

The vesting schedule for 1998, 1999 (1st, 2nd, 3rd and 4th tranche) is as follows:

(i) 25% of the Options vested and became exercisable on the first anniversary of the date of grant;

(ii) an additional 25% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(iii) the remaining 50% of the Options vested and became exercisable on the third anniversary of the date of grant.

The vesting schedule for 1999 (5th and 6th tranche) is as follows:

(i) 33% of the Options vested and became exercisable on the first anniversary of the date of grant;

(ii) an additional 33% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(iii) the remaining 34% of the Options vested and became exercisable on the third anniversary of the date of grant.

During the year, the CAC approved and authorized the acceleration of the vesting date of 5th and 6th tranche to November 8, 2005. The remaining 34% (5th tranche) and 67% (6th tranche) of the Options vested and became exercisable on November 8, 2005.

The vesting schedule for 1999 (7th tranche) is as follows:

(iv) 33% of the Options vested and became exercisable on the date of grant;

(v) an additional 33% of the Options will vest and become exercisable on the first anniversary of the date of grant; and

(vi) the remaining 34% of the Options will vest and become exercisable on the second anniversary of the date of grant.

In August 2000, Pacfusion established the 2000 Equity Incentive Plan. Options to subscribe for up to 4,471,800 shares were granted, of which 4,227,000 were accepted, at an exercise price of US$0.59 per share. Options to subscribe for up to 295,800 shares were granted, of which 230,800 were accepted, at an exercise price of US$0.59 per share.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

The vesting schedule is as follows:

(i) 25% of the options vested and became exercisable on the earlier of the date which is five years after the grant date and the first date upon which the shares of Pacfusion are listed or approved for listing (the earlier of such dates being the ‘Initial Vesting Date’) of Pacfusion’s shares;

(ii) an additional 25% of the options vested and became exercisable on the first anniversary of the Initial Vesting Date; and

(iii) the remaining 50% of the options vested and became exercisable on the second anniversary of the Initial Vesting Date.

During the year, the Board and the CAC authorized the termination of the EIP, with effect March 7, 2005.

Presented below is a summary of the Group’s stock option activity:

	Shares	Exercise Price Range	Weighted- Average Exercise Price
Balance, January 1, 2003	1,461,775	US$3.09 – $32.48	US$	15.38
Granted and Accepted	707,800	S$11.22	S$	11.22
Exercised	(219,625)	US$3.09 – $3.60	US$	3.48
Forfeited / Cancelled / Expired	(120,425)	US$3.09 – $32.48	US$	13.39

Balance, December 31, 2003	1,829,525	US$3.09 – $32.48	US$	13.47
Granted and Accepted	766,000	S$16.92	S$	16.92
Exercised	(259,487)	US$3.09 – $6.40	US$	3.66
Forfeited / Cancelled / Expired	(870,560)	US$3.60 – $32.48	US$	20.91

Balance, December 31, 2004	1,465,478	US$3.09 – $32.48	US$	8.98
Granted and Accepted	279,100	S$10.69	S$	10.69
Exercised	(118,069)	US$3.09 – $6.40	US$	3.31
Forfeited / Cancelled / Expired	(590,780)	US$3.60 – $25.60	US$	11.18

Balance, December 31, 2005	1,035,729	US$3.09 – $10.01	US$	7.68

Presented below is a summary of the Group’s outstanding stock options as of December 31, 2005:

	Options outstanding				Options exercisable
Range of Exercise Prices	Number Outstanding at Dec 31, 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price		Number Exercisable at Dec 31, 2005	Weighted- Average Exercise Price
US$3.60	36,600	0.03	US$	3.60	36,600	US$	3.60
US$3.09	1,025	0.27	US$	3.09	1,025	US$	3.09
S$11.22	324,504	2.63	S$	11.22	324,504	S$	11.22
S$16.92	394,500	3.23	S$	16.92	394,500	S$	16.92
S$10.69	279,100	4.84	S$	10.69	92,103	S$	10.69

	1,035,729				848,732

The Group has elected to use the intrinsic value method prescribed in APB No. 25 to account for options issued to employees under its stock-based compensation plans. Accordingly, the difference between the option exercise price and the quoted market price or unquoted valuation price of the Group’s shares on grant date is

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

recognized as compensation cost over the options’ vesting period. Such compensation cost recognized (written back) by the Group in 2003, 2004 and 2005 relating to both the 1999 Share Option Plan and 2000 Equity Incentive Plan was S$2,192, S$616 and (S$154) [US$93)].

During the year ended December 31, 2003, two members resigned from the Board of Directors of the Company. For one of the Directors, in accordance with the terms of the relevant share option plans and his share option agreements, the Compensation & Administrative Committee passed the resolution on May 29, 2003 extending the exercise periods of his unexercised share options for a period of 24 months from his resignation date. During the year ended December 31, 2004, one member resigned from the Board of Directors of the Company. In accordance with the terms of the relevant share option plans and his share option agreements, the Compensation & Administrative Committee passed a resolution on February 19, 2004 extending the exercise periods of his unexercised share options for a period of 24 months from his resignation date.

The Group has accounted for this modification in accordance with FIN 44—Accounting for Certain Transactions Involving Stock Compensation. Under FIN 44, compensation cost shall be measured as if the outstanding award was newly granted at the date of the change in status and the pro-rated deferred compensation expense arising at the new grant date based on intrinsic value method is recognized.

During the years ended December 31, 2003, 2004 and 2005, 56,000, 59,000 and 27,800 options were granted to non-employees of which 56,000, 59,000 and 27,800 were accepted. In accordance with SFAS No. 123’s fair value method, for the years ended December 31, 2003, 2004 and 2005, compensation cost of S$183, S$226 and S$45 (US$27) were recognized (written back). Fair value was computed using the Black-Scholes Option Pricing Model.

The total stock-based compensation cost recognized (written back) by the Group for the years ended December 31, 2003, 2004 and 2005 were S$2,375, S$842 and (S$109) [(US$66)], respectively.

Stock option awards granted after January 18, 2001 are variable accounted for in accordance with EITF 00-23—Issues Relating to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, Issue 31. The total compensation expense recognized (written back) in 2003, 2004 and 2005 in relation to these outstanding options are S$2,129, S$240 and (S$127) [(US$76)].

31. Legal proceedings

Except as mentioned below, the Company is not involved in any material pending legal proceedings.

On December 6, 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s February 5, 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.

The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

consolidated before a single judge for case management purposes. On July 15, 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On February 19, 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, which were dismissed.

On July 30, 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the Company. The settling parties presented the Settlement papers to the Court on June 14, 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on June 25, 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on July 14, 2004. On February 15, 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its February 15, 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing. On August 31, 2005, the Court resolved the open issues and entered an order of preliminary approval of the Settlement and set deadlines for mailing of the class notice, publication of the advertisements in various U.S. newspapers and for the class members to exclude themselves from the settlement and to file objections or comments on the settlement. The final fairness hearing for approval of the Settlement has been scheduled for April 24, 2006. Despite the preliminary approval, there can be no assurance that the Court will provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On October 13, 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants have sought review of that decision.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the Company has been, and will be, subject to discovery obligations that non-focus case issuers are not be subject to. However, the selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.

The Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. However, the litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit. An unfavorable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

32. Guarantees

As of December 31, 2005, the Company has issued the following guarantees to third parties on behalf of its subsidiaries and believes that the risk involved is minimal.

(i) A corporate guarantee of S$8,300 (US$4,992) (2004: S$8,300) to a bank in respect of banking facilities extended to Safe2Travel amounting to S$8,000 (US$4,811) (2004: S$8,000) of which S$3,273 (US$1,968) (2004: S$3,050) has been utilized.

(ii) A corporate guarantee of S$1,290 (US$776) to a bank in respect of banking facilities extended to PI HK amounting to S$1,290 (US$776) of which S$645 (US$388) has been utilized.

33. Extraordinary item

This relates to a gain arising from the acquisition of the balance of 7.89% shareholding in Pacfusion from the minority shareholder in January 2004 whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

34. Subsequent events

On January 11, 2006, the Securities And Exchange Commission, the Philippines, approved of the increase of the authorized capital of PDSI from Sixty Million Pesos (P60,000,000) to One Hundred and Thirty One Million Pesos (P131,000,000). Of the additional authorized capital, a total of Seventeen Million Seven Hundred Fifty Thousand Pesos (P17,750,000) consisting of Seventeen Million Seven Hundred Fifty Thousand (17,750,000) shares were subscribed to and paid-up as follows:

	No. of Shares Subscribed	Amount Subscribed	Amount Paid-Up
Pacific Internet Limited	12,440,800	P12,440,800	P3,110,200
PW Holding Corporation	5,309,200	P5,309,200	P1,327,300

As a result, the Company increased its equity interest in PDSI from 31.1% to 40%, whereas the equity interest of PW Holding Corporation in PDSI decreased from 56.67% to 50.56%.

On January 25, 2006, Pacfusion Limited was placed into liquidation by way of written resolution of members.

On February 7, 2006, PI Services completed the acquisition of a 7.50% direct equity interest in Safe2Travel Pte Ltd from Asia-Pacific Retail Concepts Pte Ltd for a total consideration of S$972. After the acquisition, PI Services’ total direct equity interest in Safe2Travel Pte Ltd is 99.99%.

The Group is currently evaluating the effects of the above events.

35. Recent accounting pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004)—Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123. SFAS

Notes to Consolidated Financial Statements—(Continued)

December 31, 2005

(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)

No. 123R supercedes APB No. 25 and amends FASB Statement No. 95—Statement of Cash Flows. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123R must be adopted no later than the beginning of the first fiscal year beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Group expects to adopt SFAS No. 123R on January 1, 2006.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods:

(i) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

(ii) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Group is currently evaluating the above methods of adoption.

As permitted by SFAS No. 123, the Group currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method. Accordingly, the adoption of SFAS No. 123R’s fair value method will have a significant impact on the Group’s results of operations, although it will have no impact on the Group’s overall financial position. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Group adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 3.

In March 2005, the FASB issued Interpretation, or FIN, No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB SFAS No. 143, Accounting for Asset Retirement Obligations, which clarifies the term “conditional asset retirement obligations” and specifically when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN No. 47 were effective on December 15, 2005. The adoption of FIN No. 47 did not have a material effect on our consolidated results of operations or financial condition.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”). SFAS 154 replaces APB Opinion No. 20 (“APB 20”), Accounting Changes and FASB Statement No. 3, Reporting Accounting Charges in Interim Financial Statements. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that a correction of errors in previously issued financial statements should be termed a “restatement.” APB 20 previously required most voluntary changes in accounting principle to be recognized by including in net income at the period of change the cumulative effect of changing to the new accounting principle. In addition, SFAS No. 154 carries forward without change the guidance contained in APB 20 for reporting a correction of an error in previously issued financial statements and a change in accounting estimate. The new standard is effective for accounting changes and correction of errors made after January 1, 2006. The Group does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

As permitted by the Singapore law, Pacific Internet’s Amended and Restated Memorandum and Articles of Association provide that, subject to the Companies Act, the directors and officers will be indemnified by Pacific Internet against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to any of their acts or omissions as our officer, director or employee. This indemnity, however, is subject to: (1) a judgment being given; (2) them being acquitted or (3) relief being granted by the court, depending on the nature of the proceedings. Directors and officers may not be indemnified by us for his or her liability in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to us.

For the period from December 30, 2005 to December 30, 2006, both dates inclusive, we have purchased directors’ and officers’ liability insurance against any of those liabilities, up to an amount of US$20.0 million, except where the liability arises out of, conduct involving dishonesty, fraud or criminal acts among other things.

Item 9. Exhibits

Number		Description
4.1		Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of the Registrant’s registration statement on Form F-1, as amended (Commission File No. 333-9654), filed with the SEC on November 23, 1998)

5.1		Opinion of TSMP Law Corporation

23.1	*	Consent of Ernst & Young

23.2		Consent of TSMP Law Corporation (included in Exhibit 5.1)

24.1	*	Power of Attorney (contained in the signature pages of the registration statement)

*	Previously filed.

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C of the Securities Act, each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to this offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant, of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Singapore, on this 14th day of July, 2006.

PACIFIC INTERNET LIMITED

By:	/s/ HO TUCK CHUEN
Name: Title:	Ho Tuck Chuen Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated:

Signatures	Title	Date

* Phey Teck Moh	President, Chief Executive Officer and Director (principal executive Officer)	July 14, 2006

/s/ HO TUCK CHUEN Ho Tuck Chuen	Chief Financial Officer (principal financial and accounting officer)	July 14, 2006

* Claude Roger Charles	Director	July 14, 2006

* Lim Soon Hock	Director	July 14, 2006

* Tan Chin Kwang Johnson	Director	July 14, 2006

* Zhang Yun	Director	July 14, 2006

* Tan Meng Dong	Director	July 14, 2006

* Donald J. Puglisi Managing Director, Puglisi & Associates	Authorized Representative in the United States	July 14, 2006

*By	/s/ HO TUCK CHUEN
Ho Tuck Chuen

Pursuant to Powers of Attorney previously filed with the SEC.

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